SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CLEARWATER PAPER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CLEARWATER PAPER CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 9, 2011

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Clearwater Paper Corporation
601 West Riverside Blvd., Suite 1100
Spokane, Washington 99201

Dear Stockholders:

You are cordially invited to attend the Clearwater Paper Corporation 2011 Annual Meeting of Stockholders on Monday, May 9, 2011, at 9:00 a.m. Pacific time at the Grand Hyatt Seattle in Seattle, Washington.

The matters to be acted upon at the Annual Meeting of the Stockholders are described in the attached Proxy Statement and in a Notice of Internet Availability of Proxy Materials that was mailed to our stockholders on or about March 30, 2011. At the Annual Meeting of Stockholders we will also provide a brief report on our operations and respond to questions from stockholders.

I am looking forward to sharing with you some of the exciting highlights of 2010. As you know, we made commitments to grow our consumer products tissue business and continue to improve our pulp and paperboard business. We will review the achievements of those commitments as well as other areas of growth, progress and challenges at Clearwater Paper.

Very truly yours,

Gordon L. Jones
Chairman, President and Chief Executive Officer

Clearwater Paper Corporation
601 West Riverside Blvd., Suite 1100
Spokane, Washington 99201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Clearwater Paper Corporation will be held at the Grand Hyatt Seattle, 721 Pine Street, Seattle, Washington, on Monday, May 9, 2011, at 9:00 a.m. local time.

We are holding this meeting to:

¡	elect two directors to the Clearwater Paper Corporation Board of Directors;
¡	ratify the appointment of our independent registered public accounting firm for 2011;
¡	hold an advisory “say-on-pay” vote on the compensation of our named executive officers;
¡	hold an advisory vote on the frequency of the say-on-pay vote; and
¡	transact any other business that properly comes before the meeting.

Our Board of Directors has selected March 10, 2011, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement.

Pursuant to the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders over the internet, Clearwater Paper has elected to deliver our proxy materials to most of our stockholders via the internet. This process allows us to provide stockholders with the information they need, while at the same time lowering the cost of delivery. On or about March 30, 2011, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders containing instructions on how to access our 2011 Proxy Statement and 2010 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the 2011 Annual Meeting of Stockholders. Some of our stockholders, including stockholders that hold shares in one of the Clearwater Paper 401(k) Savings Plans, were not mailed the Notice and instead were mailed paper copies of our Proxy Statement and 2010 Annual Report on or about March 30, 2011. Each attendee must present the Notice, or other proper form of documentation (as described in the section “Annual Meeting Information” in the Proxy Statement) to be admitted.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Stockholders may vote:

1.    By internet: go to www.proxyvote.com;

2.    By toll-free telephone: call 1-800-690-6903; or

3.    By mail (if you receive a paper copy of the proxy materials and wish to vote by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope that accompanied the proxy card.

For internet and telephone voting, you will need the Control Number printed on the Notice or proxy card you received.    Any proxy may be revoked in the manner described in the proxy statement under the heading “Revoking your proxy.”

Beneficial Stockholders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

The proxy statement relating to the Annual Meeting is attached. Financial and other information concerning Clearwater Paper is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2010. This proxy statement and our 2010 Annual Report to Stockholders are available on our web site at http://ir.clearwaterpaper.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

MICHAEL S. GADD
Vice President, General Counsel and Corporate Secretary

CLEARWATER PAPER CORPORATION

PROXY STATEMENT

for the

2011 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished to stockholders of Clearwater Paper Corporation in connection with the solicitation of proxies by our Board of Directors for use at our 2011 Annual Meeting of Stockholders, which is described below. References to “the company,” “we,” “us” or “our” throughout this proxy statement mean Clearwater Paper Corporation.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, Clearwater Paper has elected to make our proxy materials available to most of our stockholders over the internet, rather than mailing paper copies of those materials to each stockholder. On or about March 30, 2011, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a web site where they can access our 2011 Proxy Statement and 2010 Annual Report and view instructions on how to vote via the internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed. Some of our stockholders were not mailed the Notice and were instead delivered paper copies of the documents accessible on the internet.

ANNUAL MEETING INFORMATION

Date, Time and Place of the Meeting

The 2011 Annual Meeting of Stockholders will be held on Monday, May 9, 2011, at 9:00 a.m., local time, at the Grand Hyatt Seattle, 721 Pine Street, Seattle, Washington.

Purpose of the Meeting

The purpose of the meeting is to:

•	vote upon the election of two directors to our Board,
•	vote upon the ratification of the appointment of our independent registered public accounting firm for 2011,
•	hold an advisory “say-on-pay” vote on the compensation of our named executive officers, and
•	hold an advisory vote on the frequency of the say-on-pay vote.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote FOR each director nominee, FOR the ratification of the appointment of our independent registered public accounting firm for 2011, FOR advisory approval of the say-on-pay vote on the compensation of our named executive officers, and FOR the advisory approval of the holding of a say-on-pay vote every three years.

Who May Vote

Stockholders who owned common stock at the close of business on March 10, 2011, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Proxy Solicitation

Certain of our directors, officers and employees and our proxy solicitor, D.F. King & Co., and our third-party investor relations company, IR Sense, LLC, may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies, including D.F. King’s fee of $10,000 and IR Sense’s fee of up to $6,400, plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Clearwater Paper stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Tabulation of Votes—Inspector of Election

Broadridge Financial Solutions, Inc., or Broadridge, will act as the inspector of election at the Annual Meeting and we will reimburse reasonable charges and expenses related to the tabulation of votes.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with Clearwater Paper (through our transfer agent, BNY Mellon):

¡

Via Internet: Go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

¡

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

¡

In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date, and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares held in a Clearwater Paper 401(k) Savings Plan (through Mercer Trust Company):

¡

Via Internet: If you are a participant in the Clearwater Paper Hourly 401(k) Plan or the Clearwater Paper Salaried 401(k) Plan, go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.

¡	By Telephone: Call toll free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.
¡	In Writing: Complete, sign, date, and return the proxy card that was mailed to you in the envelope that was provided to you.

IMPORTANT NOTE TO 401(K) PLAN PARTICIPANTS: Broadridge, our proxy agent, must receive your voting instructions by 11:59 p.m., Eastern Daylight Time, on May 3, 2011, in order for Broadridge to tabulate the voting instructions of Clearwater Paper 401(k) Savings Plan participants who have voted and communicate those instructions to the Clearwater 401(k) Savings Plan trustee, who will vote your shares.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

¡

You may receive a Notice of Internet Availability of Proxy Materials or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

¡

If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the holder of record of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to the broker, then your broker can vote your shares for “discretionary” items, but cannot vote your shares for “non-discretionary” items.

If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card, voting instruction forms and through the internet and telephone voting facilities to vote your shares will vote FOR the ratification of the appointment of our independent registered public accounting firm for 2011, FOR advisory approval of the say-on-pay vote on the compensation of our named executive officers, and FOR the advisory approval of holding a say-on-pay vote every three years. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., toll-free at 1-888-887-1266 or IR Sense at 1-509-344-5906.

Revoking your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the internet by going to www.proxyvote.com and following the instructions.

If your shares are held in one of the Clearwater Paper 401(k) Savings Plans (through Mercer Trust Company), you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the internet by going to www.proxyvote.com and following the instructions. Broadridge, our proxy agent, must receive your revocation by 11:59 p.m., Eastern Daylight Time, on May 3, 2011, in order for the revocation to be communicated to the Clearwater Paper 401(k) Savings Plan trustee.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Quorum

On March 10, 2011, the record date, we had 11,518,604 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Votes Needed

The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director listed in Proposal 1 and to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 2.

The say-on-pay vote presented in Proposal 3 is an advisory vote and therefore is not binding on the company, our Compensation Committee or our Board of Directors. We value, however, the opinions of our stockholders and the Compensation Committee will take into account the result of the say-on-pay vote when determining future executive compensation.

The frequency vote presented in Proposal 4 is also an advisory vote. We will, however, take into account the result of the vote when determining the frequency of future say-on-pay votes.

The inspector of election will tabulate affirmative and negative votes, votes on frequency of the say-on-pay vote, abstentions and broker non-votes. For Proposals 1 and 2, withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election.

In accordance with our bylaws, our Board of Directors may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Annual Meeting Attendance

We cordially invite and encourage all of our stockholders to attend the meeting. Persons who are not stockholders may attend only if invited by us. You should be prepared to present photo identification for admittance.

•	If you are a stockholder of record, you must bring a copy of the Notice or proxy card in order to be admitted to the meeting.
•	If you hold your shares through one of the Clearwater Paper 401(k) Plans, you must bring your proxy card in order to be admitted to the meeting.
•	If you own shares in “street” or “nominee” name, you must bring proof of beneficial ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Other Matters Presented at Annual Meeting

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2011 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on the matters.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We have established a corporate governance program to help guide our company and our employees, officers and directors in carrying out their responsibilities and duties as well as to set standards for their professional conduct. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. The company’s Corporate Governance Guidelines may be found on the company’s web site at www.clearwaterpaper.com under “Investor Relations,” then “Corporate Governance.” In addition, all committees of the Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to senior management and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.

We have established procedures for confidentially and anonymously reporting concerns and potential violations regarding accounting, internal controls and auditing matters, as well as concerns or potential violations of our ethics codes and other matters.

Director Independence

The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 10, 2011, our Board had six members, five of whom are outside (non-employee) directors. The Vice Chair of our Board, Boh A. Dickey, is an outside director. With the exception of Gordon L. Jones, who also serves as our Chairman, President and Chief Executive Officer, or CEO, the Board has determined that none of our directors or their immediate family members have a material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and none of our directors or their immediate family members are employees of our independent registered public accounting firm, KPMG LLP. All of our outside directors are independent within the meaning of the New York Stock Exchange, or NYSE, listing standards and our Director Independence Policy.

Our Board meets in executive session without members of management present regularly and as the Board or its individual members deem necessary, and Mr. Dickey, as the Vice Chair, presides over these sessions. Each committee of the Board also meets in executive session regularly and as the committee or its individual members deem necessary. Our directors are also invited to attend the meetings of committees of which they are not members, and regularly do so.

Board Meetings

Our Board and its committees met a total of 28 times in 2010. Our directors attended all meetings of the Board and all meetings of Board committees of which the director is a member during 2010 with the exception of one member that missed one Board meeting. The Board does not have a policy requiring director attendance at annual meetings of our stockholders. However, all of our directors attended our 2010 annual stockholders meeting and we anticipate that all will attend our 2011 annual stockholders meeting.

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Corporate Secretary

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, Washington 99201

Stockholders and interested parties may also communicate with our directors as a group by using the form on our web site at www.clearwaterpaper.com, by selecting “Investor Relations,” then “Corporate Governance” and “Contact the Board.” All communications received will be processed by our Corporate Secretary. We forward all communications, other than those that are unrelated to the duties and responsibilities of the Board, to the intended directors.

Our Audit Committee has established procedures to address concerns and reports of potential irregularities or violations regarding accounting, internal controls and auditing matters. Employees may make such reports on a confidential and anonymous basis. All such reports are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline number are available by going to our public web site at www.clearwaterpaper.com, and selecting “Investor Relations,” then “Corporate Governance,” and “Procedures for the Reporting of Questionable Accounting and Auditing Matters.”

Nominees for Director

Our Nominating and Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our directors are independent under NYSE rules and our policies and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, our Nominating Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating Committee based on the membership criteria described above and set forth in our Governance Guidelines.

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee should notify our Corporate Secretary in writing at our principal office. Each notice must include the information about the prospective nominee as would be required if the stockholder were nominating a person to the Board under our Amended and Restated Bylaws, or Bylaws. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information—Stockholder Proposals for 2012” in this proxy.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee generally must include the following information about the prospective nominee:

¡	the name, age, business address and residence address of the person;
¡	the principal occupation of the person;
¡	the number of shares of Clearwater Paper common stock owned by the person;
¡

a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

¡	a description of all compensation and other relationships during the past three years between the stockholder and the person;
¡	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act, and
¡	the person’s written consent to serve as a director if elected.

The Nominating Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.

The foregoing is only a summary of the detailed requirements set forth in our Bylaws regarding director nominations by stockholders that would apply when a stockholder wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee. A more detailed description of the information that must be provided as to a prospective nominee is set forth in Article 3 of our Bylaws, which are available on our web site at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance.”

Committees of the Board

Our Board currently has three standing committees, as described below. The current charters of each of these committees are available on our web site at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance”.

Board Leadership Structure

The Board has elected to have the role of Board Chair and CEO performed by the same person. In his dual role, Gordon Jones, our Chairman, President and CEO, is able to utilize the in-depth focus and perspective gained in running the company to effectively and efficiently guide our Board. Moreover, the Board believes that given our strategic focus on expansion through construction of a large, new manufacturing facility and acquisition of Cellu Tissue Holdings, Inc., the combination of the Chair and CEO roles provides the company and our Board with the consistent focus and oversight necessary to best manage the execution and integration of these new and existing facilities and businesses. To balance the benefits of a combined Chair and CEO with the benefits of independent director involvement in the oversight of the company’s business and affairs, the Board also annually appoints one of its independent members to serve as Vice Chair. Our Vice Chair, Boh Dickey, acts as the lead independent director and, among other responsibilities, provides an independent contact to allow the other directors to communicate their views and concerns to management as well as presides over non-management executive sessions of Board meetings.

The Board believes there is a well-functioning and effective balance between the Vice Chair, a majority of independent directors, and the Chair and CEO, which enhances our leadership structure as well as risk oversight.

Board Role in Risk Oversight

One of the many responsibilities of our Board is to provide oversight of our risk management practices to ensure appropriate risk management systems are employed throughout the company. Management, which is responsible for the day-to-day assessment and management of our risks, utilizes an enterprise risk management, or ERM, program, which is an enterprise-wide program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. Through the ERM process, management identifies, monitors and manages risks and regularly reports to the Board or a committee of the Board as to the assessment and management of risks.

The Board’s standing committees support the Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee’s responsibilities include reviewing and overseeing major financial risk exposures and the steps management has taken to monitor and control these exposures. Management, on a regular basis, provides the Committee with its assessment and mitigation efforts in regards to particular risks facing the company that have been identified through the ERM process. Our Audit Committee also reviews with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting. Additionally, our Internal Audit Director provides the Audit Committee with regular updates on our systems of internal controls over financial reporting and the General Counsel reviews with the Committee significant litigation, claims and regulatory and legal compliance matters.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year management and the Compensation Committee review whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the company. The Nominating and Governance Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

The Board believes that its leadership structure facilitates its oversight of our risk management practices by combining the day-to-day knowledge of our business possessed by our Chairman and CEO, with the independence provided by our Vice Chair and fully independent Board committees.

Committee Membership

The following table shows the membership of each committee as of March 10, 2011:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Fredric W. Corrigan		X	X
Boh A. Dickey (Vice Chair of the Board)	X(Chair)		X
Gordon L. Jones (Chair of the Board)
William D. Larsson	X
Michael T. Riordan		X	X(Chair)
William T. Weyerhaeuser	X	X(Chair)

Audit Committee

Our Audit Committee consists of three outside directors, and is responsible for assisting the Board in its oversight of our accounting, financial reporting and internal control matters. As more fully described in its charter, the Audit Committee is also responsible for overseeing the quarterly review and the annual audit of our financial statements. The committee has sole authority to select, compensate and terminate our independent registered public accounting firm and oversees the selection, compensation and termination of our Internal Audit Director. In addition, the committee oversees and administers our Related Person Transactions Policy. See “Transactions with Related Persons” below. The committee has appointed KPMG LLP as our independent registered public accounting firm for 2011, and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the committee.

Our Board has determined that all members of our Audit Committee are independent within the meaning of the NYSE listing standards and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that committee members Boh Dickey and William Larsson are each an “audit committee financial expert” as defined by SEC rules. The Audit Committee met eight times in 2010.

Compensation Committee

Our Compensation Committee consists of three outside directors, all of whom are independent within the meaning of the NYSE listing standards and our Director Independence Policy. As more fully described in its charter, the Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs, including establishing the performance measurements and targets for executive officers’ incentive pay, as well as annually reviewing and approving their compensation. Additionally, the committee coordinates with our Board Vice Chair the annual performance review of our Chief Executive Officer. The committee also reviews the “Executive Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion to the full Board for approval. See “Executive Compensation Discussion and Analysis” in this proxy statement for a discussion of the committee’s role in setting executive compensation. The Compensation Committee met six times in 2010.

Nominating and Governance Committee

Our Nominating and Governance Committee, or Nominating Committee, consists of three outside directors all of whom are independent within the meaning of the NYSE listing standards and our Director Independence Policy. As described more fully in its charter, the Nominating Committee is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, and for developing and recommending to the Board corporate governance principles. It also oversees the evaluation of the Board and management. The Nominating Committee met four times in 2010.

Compensation Committee Interlocks and Insider Participation

William T. Weyerhaeuser, Fredric W. Corrigan and Michael T. Riordan served as members of our Compensation Committee during 2010. All are outside directors, and none of our named executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during 2010.

Transactions with Related Persons

Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Board has adopted a Related Person Transactions Policy that applies to our directors and executive officers, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.

Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our General Counsel or Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting.

We did not conduct any transactions with related persons in 2010 that would require disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will elect two individuals to serve as directors until the 2014 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our Bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Below are the names and ages of our six directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Nominees for Election at this Meeting for a Term Expiring in 2014 (Class III)

Fredric W. Corrigan (age 68) has been a director since January 2009. Mr. Corrigan served as Chief Executive Officer, President and a director of the Mosaic Company, a global crop nutrition company, from October 2004 until his retirement in 2007. Prior to that, he was Executive Vice President of Cargill, Incorporated, a producer and marketer of food, agricultural, financial and industrial products and services, from 1999 to 2004. Mr. Corrigan also serves as the Lead Independent Director of Xcel Energy (NYSE: XEL), a U.S. electricity and natural gas company.

The Board believes that Mr. Corrigan’s experience, knowledge, skills and expertise acquired as the CEO of Mosaic, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to the Board. Additionally, Mr. Corrigan’s service and experience as a lead independent director for another public company, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Based primarily on these considerations, the Board concluded that Mr. Corrigan should be nominated for re-election to our Board.

William T. Weyerhaeuser (age 67) has been a director since December 2008. Mr. Weyerhaeuser has served as Chairman of the Board of Columbia Banking System, Inc. (NASDAQ: COLB), a bank holding company with branches in Washington and Oregon, since January 2001, and served as its Interim Chief Executive Officer from June 2002 until February 2003. He served as Chairman of the Board of Eden Bioscience Corporation (formerly NASDAQ: EDEN), a developer and manufacturer of natural protein-based products for improving plant health, and a director of Potlatch Corporation (NASDAQ: PCH) from February 1990 to December 2008, including as vice chair of the Board of Directors of Potlatch Corporation from January 2004 to December 2008.

The Board believes that Mr. Weyerhaeuser’s extensive qualifications and experience as a chair and a lead independent director for other public companies, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Additionally, Mr. Weyerhaeuser’s extensive qualifications and experience gained from serving as the chair of compensation committees for other public companies provides expertise necessary for the functioning of our Board and its committees. Further, Mr. Weyerhaeuser’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of

Potlatch is integral to the Board’s assessment of trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Weyerhaeuser should be nominated for re-election to our Board.

Directors Continuing in Office until 2012 (Class I)

Boh A. Dickey (age 66) has been a director since December 2008. Mr. Dickey has served as the Vice Chair of the Board since May 2010. He served as Chair of the Board from December 2008 to May 2010. Mr. Dickey served as the President, Chief Operating Officer and a director of SAFECO Corporation, an insurance and financial services company, from 1996 until his retirement in 2001. Prior to that, he was the Controller and then CFO of SAFECO. He also serves as a director of Potlatch Corporation (NASDAQ: PCH).

The Board believes that Mr. Dickey’s experience, knowledge, skills and expertise acquired as the President and COO of Safeco, including experience and understanding of the operation and governance of a public company, and as its Controller and CFO, as well as those he acquired as an audit partner at an independent public accounting firm, including financial reporting expertise and understanding of internal and financial controls, add significant value to the Board. Additionally, Mr. Dickey’s extensive qualifications and experience gained from serving as the chair of an audit committee for another public company provides expertise necessary for the functioning of our Board and the committees we are required to have as a NYSE listed public company. Further, Mr. Dickey’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board for assessing historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Dickey should serve as one of our directors.

Gordon L. Jones (age 61) has been a director and our President and CEO since December 2008 and Chair of the Board since May 2010. Mr. Jones served as a Vice President of Potlatch Corporation from July 2008 to December 2008, pending completion of the spin-off of Clearwater Paper. From 2001 to December 2010 he served as the President and Managing Member of Jones Investment Group LLC, an investment company. Prior to that, Mr. Jones served from May 1999 to November 2000 as President, Chief Executive Officer, and Director for Blue Ridge Paper Products, Inc., a manufacturer of paperboard and packaging products.

The Board believes that Mr. Jones should serve as a director because, as CEO, his knowledge of our day-to-day operations and effectiveness of our business strategies provides a valuable perspective to our Board. Additionally, Mr. Jones’ more than 30 years of experience in the pulp and paper industry, including his position as Chief Executive Officer and a director for Blue Ridge Paper Products, as well as a number of executive positions with Smurfit-Stone and predecessor companies, are integral to the Board’s assessment of business opportunities and strategic options for our company.

Directors Continuing in Office until 2013 (Class II)

William D. Larsson (age 65) has been a director since December 2008. Mr. Larsson served as Senior Vice President and Chief Financial Officer of Precision Castparts Corp., an industrial manufacturing company, from August 2000 until his retirement in December 2008. Mr. Larsson serves as Lead Director and Chairman of the audit committee of Schnitzer Steel Industries (NASDAQ:SCHN), a manufacturer of recycled metal products.

The Board believes that Mr. Larsson’s experience, knowledge, skills and expertise acquired as the CFO of Precision Castparts, a Fortune 500 company, including experience with financial reporting, capital structure optimization and transactional structuring and financing, add significant value to the Board. Additionally, Mr. Larsson’s service and experience as a lead independent director for another public company, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Based primarily on these considerations, the Board concluded that Mr. Larsson should serve as one of our directors.

Michael T. Riordan (age 60) has been a director since December 2008. Mr. Riordan served as Chairman, Chief Executive Officer and President of Paragon Trade Brands, a manufacturer of private label disposable diapers and related products, from May 2000 until his retirement in 2002. He also served as President and Chief Operating Officer of Fort James Corporation, a manufacturer of disposable paper products, from August 1997 to August 1998, and prior to that as Chairman and CEO of Fort Howard Corporation, a tissue products manufacturer, up until its merger with James River Corporation in 1997. Mr. Riordan also serves as a director of R.R. Donnelley & Sons Company (NYSE: RRD), a publication, catalog and commercial printing company. He served as a director of Potlatch Corporation (NASDAQ: PCH) from December 2002 to December 2008.

The Board believes that Mr. Riordan’s experience, knowledge, skills and expertise acquired as an executive officer or CEO of three paper products companies, including experience and understanding of private label consumer product markets and paper manufacturing operations, as well as strategy formation and execution skills, add significant value to the Board. Additionally, Mr. Riordan’s extensive qualifications and experience gained from serving on compensation and audit committees for other public companies provides expertise necessary for the functioning of our Board and its committees. Further, Mr. Riordan’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board’s assessment of historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Riordan should serve as one of our directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

This table shows the number of shares beneficially owned as of February 28, 2011, by each owner of more than 5% of our common stock, each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 11,518,604 shares of our common stock outstanding as of February 28, 2011. Under SEC rules, beneficial ownership includes shares over which the person or entity exercises voting or investment power. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned					Common Stock Units (2)
	Number of Shares Beneficially Owned		Right to Acquire (1)	Total Shares Beneficially Owned	Percent of Class
Stockholders Owning More Than 5%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	989,257			989,257	8.59%
T. Rowe Price Associates, Inc. (4) T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	987,938			987,938	8.58%
Royce & Associates, LLC (5) 745 Fifth Avenue New York, NY 10151	784,700			784,700	6.81%
The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	691,038			691,038	6.00%
Valinor Management, LLC (7) David Gallo 90 Park Avenue, 40th Floor New York, NW 10016	581,380			581,380	5.04%
Directors and Named Executive Officers
Fredric W. Corrigan	5,000		—	5,000	*	13,647
Boh A. Dickey	4,000	(8)	—	4,000	*	14,004
Gordon L. Jones	23,308		31,928	55,236	*	—
William D. Larsson	—		—	—	*	14,004
Michael T. Riordan	488		—	488	*	14,004
William T. Weyerhaeuser	36,991	(9)	—	36,991	*	21,063

Thomas A. Colgrove	600		—	600		—
Robert P. DeVleming	26,777	(10)	8,048	34,825	*	—
Michael S. Gadd	6,775	(11)	6,436	13,211	*	—
Linda K. Massman	11,050		10,729	21,779	*	—

Directors and Executive Officers as a Group
(11 persons)	118,738	(12)	64,192	182,930	1.58%

*	Less than 1%

(1)

Represents shares that are issuable under restricted stock units that are vested as of February 28, 2011 and shares that are issuable as a result of the vesting of restricted stock units within 60 days of February 28, 2011.

(2)	Represents vested common stock units as of February 28, 2011. These stock units are not actual shares of common stock and have no voting power. In the case of our directors, these stock units are credited, along with any accrued dividend equivalents, on a one-for-one basis with our common stock pursuant to our Deferred Compensation Plan for Directors (see “Compensation of Directors”). The units for Mr. Weyerhaeuser include deferred director’s fees that have been converted into common stock units. Mr. Weyerhaeuser’s deferred directors fees will be converted to cash and paid according to the election made prior to deferring fees. The annual deferred awards to non-employee directors are converted to cash and paid upon separation from service as a director.

(3)

Based on the stockholders’ Schedule 13G filed on February 3, 2011, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with sole dispositive power over all these shares and sole voting power over all of these shares. The Schedule indicates that sole dispositive power over all these shares is held as of December 31, 2010 by the following entities: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock International Limited.

(4)

Based on the stockholders’ Schedule 13G/A filed on February 10, 2011, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with sole dispositive power over all these shares and sole voting power over 324,062 of these shares. These securities are owned by various individuals and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc., which owns shares representing 5.7% of the shares of our common stock outstanding as of December 31, 2010, and which has sole voting power over 655,000 of these shares.

(5)

Based on the stockholders’ Schedule 13G filed on January 12, 2011, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with sole dispositive power over all these shares and sole voting power over all of these shares. These shares are owned by various accounts managed by Royce & Associates, LLC including Royce Special Equity Fund (which owns 658,500 representing 5.74% of the shares of our common stock outstanding as of December 31, 2010).

(6)

Based on the stockholders’ Schedule 13G filed on February 10, 2011, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with sole dispositive power over 675,980 of these shares, shared dispositive power over 15,058 of these shares and sole voting power over 15,058 of these shares. These securities are owned by various individuals and institutional investors including Vanguard Fiduciary Trust Company (which owns 15,058 shares, representing 0.13% of the shares of our common stock outstanding as of December 31, 2010), with power to vote the shares.

(7)

Based on the stockholders’ Schedule 13G filed on March 7, 2011, with the SEC, the stockholder has shared dispositive power over all these shares and shared voting power over all of these shares. The Schedule indicates that the share dispositive power over all these shares is held as of February 24, 2011 by the following entity and person: Valinor Management, LLC and David Gallo with David Gallo disclaiming beneficial ownership except to the extent of his pecuniary interest therein.

(8)	These shares are held in the name of Mr. Dickey and his spouse with whom Mr. Dickey shares voting and investment power.

(9)

Includes the following: (i) 1,275 shares owned directly; (ii) 16,435 shares held by trusts or nonprofit entities of which Mr. Weyerhaeuser is either a trustee or director, over none of which he has sole voting and investment power, 16,435 shares over which he has shared voting power, 12,218 over which he has shared investment power; and (iii) 18,301 shares held by a trust of which Mr. Weyerhaeuser is a trustee and has sole voting and investment power. Also includes 980 shares held in the name of his spouse, of which Mr. Weyerhaeuser disclaims beneficial ownership. Mr. Weyerhaeuser disclaims beneficial ownership of all shares except for the 1,275 shares he owns directly and 18,301 shares held in a trust for his benefit for which he is also trustee.

(10)	Includes 1,760 shares of common stock held for Mr.DeVleming’s individual account under our 401(k) employee savings plan.

(11)	Includes 26 shares of common stock held for Mr. Gadd’s individual account under our 401(k) employee savings plan.

(12)	Includes an aggregate of 2,250 shares of common stock held for the executive officers’ benefit under our 401(k) employee savings plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2010 Annual Report on Form 10-K.

The Committee Members:

William T. Weyerhaeuser, Chair
Fredric W. Corrigan
Michael T. Riordan

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Executive Compensation Discussion and Analysis discusses our 2010 compensation program for our following named executive officers:

Gordon L. Jones	Chairman, President and CEO
Linda K. Massman	Vice President, Finance and Chief Financial Officer
Robert P. DeVleming	Vice President, Consumer Products
Thomas A. Colgrove	Vice President, Pulp and Paperboard
Michael S. Gadd	Vice President, General Counsel and Corporate Secretary

This Executive Compensation Discussion and Analysis is organized into two sections. In the first section below, titled “Compensation Philosophy and Objectives,” we describe the key objectives and mechanics of our compensation program.

In the second section below, titled “Analysis of 2010 Compensation,” we describe features of our program that were implemented in 2010 to reflect a purely Clearwater Paper compensation program following our spin-off from Potlatch Corporation in December 2008. This section also describes the compensation earned by or paid to our named executive officers during 2010.

Compensation Philosophy and Objectives

Our compensation philosophy is to pay our executives competitive and fair compensation that is linked to individual and company performance. The objectives of our executive compensation program are to attract, retain, motivate, and reward executives in order to enhance the long-term profitability of the company, incent stockholder value creation, and align executives’ interests with those of our stockholders. We target our executive compensation levels to be at or near the median of compensation paid by comparable companies with the opportunity to reward above the median for outstanding performance. We believe that a significant portion of total compensation for our executives should be “at-risk” and dependent on company, operating division, and individual performance.

Compensation Oversight

The Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs. The committee’s purview includes approving the performance measurements and targets for executive officers’ incentive pay as well as annually reviewing and approving their compensation packages.

Management Input

As part of our process for establishing executive compensation, our CEO and our Vice President, Human Resources, or VP-HR, provide information and make recommendations to the Compensation Committee. Our VP-HR provides the Compensation Committee with a detailed review of the actual results for the company and each operating division compared to the performance measures set at the beginning of the year under our annual incentive plan. Our CEO provides to the committee:

¡	his performance evaluations of the executives who report to him;
¡	recommendations as to changes to base salaries as well as target amounts for annual cash bonuses and equity awards for each executive officer, excluding his own;
¡	recommendations regarding the individual portion of annual cash bonuses to be paid to our executive officers who report to him;
¡	recommendations regarding compensation packages for executives being hired or promoted; and
¡	proposed company and operating unit or division performance targets.

Recommendations regarding target and actual executive compensation components are based on the principal duties and responsibilities of each position, competitor pay levels within our industry in both regional and national markets and at comparable companies, and internal pay equity, as well as on individual performance considerations.

Compensation Consultants

The Compensation Committee has engaged Deloitte Consulting LLP, or Deloitte, to advise the Compensation Committee on executive compensation matters, as well as the competitive design of the company’s long-term and annual incentive programs. The Nominating Committee has also engaged Deloitte to advise that committee on director compensation matters. Deloitte does not advise any of our executive officers as to their individual compensation and does not perform other services for the company. Deloitte annually performs a competitive market assessment of each executive officer’s compensation package that the committee uses to analyze each component of such compensation as well as each executive officer’s compensation in the aggregate. The intent of these assessments is to evaluate the proper balance and competitiveness of our executive officers’ compensation as well as the form of award used to accomplish the objective of each component.

Ultimately, decisions about the amount and form of executive compensation under our compensation program are made by the Compensation Committee alone and may reflect factors and considerations other than the information and advice provided by Deloitte or management.

Establishing Compensation

At meetings held in the first quarter of each year, the Compensation Committee typically takes the following actions relating to the compensation for our executive officers, and in some cases other senior employees:

¡	approves any base salary increases;
¡	approves the payment of cash awards under our annual incentive plan for the prior year’s performance;
¡	approves the settlement of any performance based equity awards previously issued under our long-term incentive program;
¡	establishes the performance measures and approves the target award opportunity for cash awards under our annual incentive plan for the current year;
¡	establishes the performance measures for any performance based equity awards under our long-term incentive program;
¡	approves the threshold and maximum levels of performance under the annual and long-term incentive plans, including performance shares, as well as the payouts for achieving those levels of performance;
¡	approves the grant of any other equity awards, such as restricted stock units that vest based on continued employment, under our long-term incentive program; and
¡	establishes the peer group of companies that will be used for purposes of measuring relative performance under the performance based equity awards.

Use of Tally Sheets.    In connection with the committee’s review and approval of executive compensation, it periodically analyzes tally sheets prepared by Deloitte that affix dollar amounts to all components of each executive officer’s compensation consisting of base salary and bonuses, the value of outstanding equity awards, compensation realized from equity awards that vested, benefits, and potential “walk away” amounts for a termination of employment under several different scenarios, including a termination of employment in connection with a change of control. The committee reviews tally sheets for our CEO on an annual basis and every other year for the other executive officers. Tally sheets were prepared for all of our executive officers in January 2011.

Wealth Accumulation Analysis.    The committee also periodically reviews a wealth accumulation analysis prepared by Deloitte in establishing our executive officers’ compensation. The wealth accumulation analysis is comprised of an assessment of the potential value of equity holdings for each of our executive officers based on (i) each of the termination scenarios presented to the committee in the tally sheet, and (ii) multiple company stock price scenarios at the end of a five and ten-year period. The purpose of the analysis is to identify the potential wealth that may be created as a result of our long-term incentive compensation program and assist the committee in determining if that wealth creation is appropriate given our projected performance. The committee reviews wealth accumulation for our CEO on an annual basis and every other year for the other executive officers. A wealth accumulation analysis was prepared for all of our executive officers in January 2011.

Competitive Market Assessments.    The committee conducts a periodic review of each of our executive officer’s compensation and, in connection with these assessments, analyzes competitive data provided by Deloitte. Deloitte performed such an assessment for the committee in January 2010 and again in January 2011. Deloitte’s market assessment utilizes blended market data from relevant published survey sources, including the Forest Products Industry Compensation Association Survey for industry-specific market data, as well as surveys from Mercer and Watson Wyatt for market data on paper and allied products companies, manufacturing companies, and/or general industry companies of similar size. This sample includes a number of the companies that comprised our 2010 peer group as well as other companies outside of that peer group to which we compare our compensation. In the competitive assessment, Deloitte gathers competitive compensation data that is adjusted, if possible and appropriate, to the revenues of the company for corporate-based employees and each operating division for division employees. The competitive assessment is based on executive positions that are comparable to those of our executive officers.

Individual Performance.    We adjust compensation against the median level for individual executives, as appropriate, to recognize factors such as job performance, long-term potential and experience as well as for purposes of recruitment and retention. Total direct compensation (defined as base salary plus short- and long-term incentives) earned by our executives may vary from the market median (above or below) based on these factors.

The Role of Stockholder Say-on-Pay Vote.    At our annual meeting in 2011, our stockholders are provided the opportunity to cast an advisory vote on the compensation of our named executive officers. This vote is commonly referred to as a “say-on-pay” vote and is set forth in Proposal 3 in this proxy statement. Although this say-on-pay stockholder vote is non-binding, the Compensation Committee will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

2010 Peer Group

For 2010, based upon the analysis of, and in consultation with Deloitte, the Compensation Committee refined our peer group for purposes of comparing our corporate performance as well as for purposes of competitive compensation comparisons. The Compensation Committee’s primary criterion for such peer companies is the industry in which they operate, and secondarily their respective annual revenue and market capitalization. The 2010 peer group, applicable for performance share grants for the three year period beginning January 1, 2010, consisted of the following companies:

Company Name	Revenue (in millions) (1)	Market Capitalization (in millions) (2)
International Paper Co.	$25,179	$11,916
Kimberly-Clark Corporation	$19,746	$25,707
Weyerhaeuser Co.	$6,552	$10,145
MeadWestvaco Corporation	$5,693	$4,402
Graphic Packaging Holding Company	$4,095	$1,337
Sonoco Products Co.	$4,124	$3,406
Temple-Inland Inc.	$3,799	$2,290
Greif, Inc.	$3,462	$2,910
Rock-Tenn Co.	$3,001	$2,100
Packaging Corp. of America	$2,436	$2,650
Boise Inc.	$2,094	$672
Verso Paper Corp.	$1,605	$179
PH Glatfelter Co.	$1,466	$563
Wausau Paper Corp.	$1,056	$422
Buckeye Technologies Inc.	$756	$830
Schweitzer-Mauduit International Inc.	$740	$1,134
Neenah Paper, Inc.	$658	$290
25th Percentile	$1,466	$672
Median	$3,001	$2,100
75th Percentile	$4,124	$3,406
Clearwater Paper Corporation	$1,373	$899
Percentile Rank	24th Percentile	33rd Percentile

(1)	Annual revenue for 2010.

(2)	As of December 31, 2010.

Compensation Components

We balance our executives’ total direct compensation among three components:

¡	Base salary;
¡	Short-term, or annual, cash incentives; and
¡	Long-term equity-based incentives.

Compensation Component Objectives.    The Compensation Committee’s goal in determining compensation for our executive officers is to award compensation that is consistent with our compensation philosophy. Salaries are provided to employees as compensation for basic services to the company and to meet the objectives of attracting and retaining the talent needed to run our business. Our short-term cash incentives reward employees for helping us achieve or exceed annual financial targets. Our long-term equity incentives reward employees for helping us outperform our peers with respect to stockholder return and provide retention incentives. We also compensate executives with higher levels of responsibility with a higher proportion of at-risk compensation and a larger proportion of equity compensation, so that their interests are more closely aligned with those of our stockholders. See the analysis of 2010 compensation on pages 27 & 28 for each named executive officer’s individual pay mix.

To ensure fiscal discipline, the Compensation Committee sets threshold performance levels below which no annual or long term performance based incentive payments are to be made and sets caps on the aggregate amount of incentive compensation that we can pay.

Base Salary.    The Compensation Committee targets executive base salaries at the median of competitive practice, with such adjustments as management and the committee deem necessary. We have base salary ranges for each level, or pay grade, for all of our salaried employees, including our CEO. These ranges are set based upon the committee’s consultation with Deloitte. The placement of an executive officer’s rate of pay within the salary range for a given position corresponds to the executive’s level of experience, job performance, long-term potential and tenure. Although an initial salary range for our CEO is determined as described above, our CEO’s base salary is set by the Compensation Committee.

Annual Cash Incentives.    Our annual cash incentive program links compensation to annual company performance by awarding cash bonuses for achieving pre-defined corporate financial targets and pre-defined financial targets for divisional employees as well as individual annual performance objectives.

Target Opportunities.    The target annual cash bonus for each of our executive officers is defined as a set percentage of base salary based on the pay grade of the officer’s position. The Compensation Committee periodically reviews these target percentages for our executive officers and approves modifications when appropriate, based in part on the recommendations and input of management and Deloitte after a review of competitive practice. Although our CEO’s target award is initially calculated as a percentage of base salary based in part on input from Deloitte, ultimately the Compensation Committee establishes the actual target amount and the award earned by our CEO.

Performance Measures.    At the beginning of the year, the committee determines the objective performance measures that must be achieved in order for awards to be earned by executive officers. The committee typically establishes two types of objective measures, one relating to the company’s overall financial performance for the year and one relating to an executive officer’s operating division’s performance for the year. The objective criteria are then communicated to the officers. Additionally, individual performance objectives are established at the beginning of the year for each executive officer that are aligned to company financial and operating unit objectives.

Calculation of Earned Awards.    After the end of the year, actual financial performance is calculated and the results are compared to the pre-approved, objective performance measures. The attainment of the individual performance objectives are also assessed based on the individual employee’s annual performance against those objectives.

Earned awards are paid in cash in the first quarter of the year following the applicable performance year. If an executive officer does not meet his or her stock ownership requirement at that time, awards are paid 50% in cash and 50% in stock. Executive officers may also elect to defer annual incentive awards pursuant to our deferred compensation program. Under our annual incentive plan, the Compensation Committee has discretionary authority to limit the amount and alter the time and form of payment of annual bonus awards even if we meet performance criteria. The committee did not exercise this authority for 2010.

Long-Term Incentives.    Under our long-term equity incentive program, or LTIP, which is intended to link compensation to long-term company performance, we grant two types of equity awards:

¡	performance shares; and
¡	restricted stock units, or RSUs.

Performance Shares.    Performance shares represent the contingent right to receive a varying number of shares of common stock based on our total stockholder return, or TSR, performance over a three-year period relative to the peer group applicable to the year in which the award is granted. TSR is comprised of the increase in a company’s stock price from the beginning of the performance period until the last day of the performance period, and includes all cash and stock dividends paid on shares of common stock. Performance shares reward employees when the company achieves total stockholder returns that exceed those of the applicable peer group; encourage employees to focus on enhancing long-term stockholder value; and align management’s interests with stockholders’ interests. Because of these attributes, we provide at least 75% of the targeted annual value of long-term incentive awards in the form of performance shares. The committee awards performance share grants to our executive officers annually, in the first quarter of each year.

Restricted Stock Units.    RSUs represent the contingent right to receive a fixed number of shares of common stock in the future so long as the employee remains employed through the applicable vesting period. We have used, and will continue to use, RSUs to help recruit or retain key employees and to align the interests of newly hired executives with those of our stockholders. We believe that RSUs enhance retention of officers and other key personnel as a result of the vesting period. Additionally, these awards encourage the recipients to increase the value of the award over the vesting period since they are not eligible to be paid out until fully vested. The use of RSUs as part of our long-term incentives is also consistent with the practices of our peer group.

The committee awards annual RSU grants to our executive officers in first quarter of each year. These RSU grants generally vest at the end of a three-year period subject to continued employment.

Long-Term Incentive Opportunities.    Based on an assessment of competitive long-term equity incentive opportunities performed by Deloitte, “guideline” long-term incentive values are used for each executive officer pay grade. These guideline, or target, values are expressed as a percentage of the midpoint within the applicable salary range for a named executive officer. The guideline long-term incentive values, which generally approximate the median of competitive practice for our executive base salary grades, are then converted to a guideline number of performance shares and RSUs based on the average closing price for our common stock over a fixed period of time prior to the date of grant. The actual number of performance shares granted to eligible employees aside from the CEO is further subject to an increase or decrease at the Compensation Committee’s discretion, based upon management’s assessment of an individual employee’s past contributions and potential future contributions to the company. For the CEO, the committee determines the number of performance shares to be awarded based on a review by Deloitte of competitive long-term incentive opportunities and the committee’s evaluation of the CEO’s performance.

Timing of Long-Term Incentive Awards.    The grant date for equity awards is the day of the Compensation Committee meeting at which the awards are approved. These meetings are scheduled well in advance and are not coordinated with the release of any material, non-public information. For executive officers who are hired during the year, the committee generally approves equity grants that are effective upon the executive’s start date. For the purpose of converting the dollar value of a grant into a set number of shares, the committee may approve the use of the price of our common stock as of the grant date or the use of an average trading price over a set period.

Limitations on and Adjustments to Long-Term Awards.    The Compensation Committee reserves the right to reduce or eliminate any performance share award to an employee, or to all senior employees as a group, if it determines that TSR has been insufficient, or if our financial or operational performance has been inadequate. As there were no performance share awards outstanding with performance periods ending in 2010, the committee did not need to consider exercising this authority.

Clawback.    The company has the right to cancel or adjust the amount of any equity award if our financial statements on which the calculation or determination of the award was based are subsequently restated due to error or misconduct and, in the judgment of the committee, the financial statements as restated would have resulted in a smaller or no award if such information had been known at the time the award had originally been calculated or determined. In addition, in the event of such a restatement, we may require an employee who received an award to repay the amount by which the award was originally calculated or determined exceeds the award as adjusted.

Analysis of 2010 Compensation

We were spun off from Potlatch Corporation in December 2008. Pursuant to an agreement we entered into with Potlatch upon our spin-off, our compensation programs in 2009 were substantially similar to those offered by Potlatch. The 2010 compensation year was the first year in which we could evaluate, design, adopt and implement a purely “Clearwater Paper” compensation program, reflecting for example the fact that we are a stand-alone manufacturing company.

In connection with this evaluation, we reviewed the structure of our annual and long-term incentive programs to determine any changes we thought necessary, both in terms of objectives, mechanics and performance measures and in terms of salary ranges and incentive award targets to continue to align our executive compensation with that of comparable companies. At the request of the Compensation Committee and in connection with Deloitte’s role as the committee’s consultant, management worked with Deloitte to ensure Deloitte was aware of and could provide its perspective on management’s proposals presented to the committee. These compensation matters were then reviewed, analyzed and approved by the Compensation Committee with the assistance of Deloitte.

Salary

Upon review and analysis of Deloitte’s competitive market assessment and consideration of an individual executive’s experience, performance, long-term potential and tenure, the committee approved increases in the base salary for each of our named executive officers.

Annual Incentives

We designed our 2010 annual incentive program with the goals of ensuring the program was self-funding based on financial and operational performance; appropriately tied to performance measures and targets; and easily understandable for participants in terms of what they could receive based upon actual company performance, operating division or unit performance and individual performance. Additionally, the Compensation Committee set a cap on the total amount a participant could be awarded under the program equal to 175% of the participant’s target, resulting in a cap of 175% of the aggregate target amount that could be funded and paid out by the company.

Program Mechanics.    The target cash bonus amount for each participant was determined by multiplying the participant’s base salary for the year by a predetermined percentage based on his or her base salary grade. Each individual cash bonus opportunity was apportioned as follows:

Individual Participants	Percentage of Bonus Based on Company Performance	Percentage of Bonus Based on Operating Unit or Division Performance	Percentage of Bonus Based on Individual Performance
Corporate Personnel	75%	—	25%
Operating Unit or Division Personnel	18.75%	56.25%	25%

Separate target bonus pools were established for the various cash bonus components as follows:

Target Bonus Pool	Participants	How Calculated

Company Performance Pool	¡Corporate group personnel	75% of the sum of target bonuses for all corporate group participants

	¡All operating division personnel	18.75% of the sum of target bonuses for all other participants

Consumer Products Performance Pool	Consumer Products personnel	56.25% of the sum of target bonuses for all Consumer Products division participants

Pulp and Paperboard Performance Pool	Pulp and Paperboard personnel	56.25% of the sum of target bonuses for all Pulp and Paperboard operating unit participants

Wood Products Performance Pool	Wood Products personnel	56.25% of the sum of target bonuses for all Wood Products operating unit participants

Individual Performance Pool	¡Corporate group personnel ¡All operating division personnel	25% of the sum of target bonuses for all participants

Individual performance was measured against clearly defined performance objectives set at the beginning of the year and a portion of a participant’s individual award component was available upon achievement of each objective, subject to the company achieving necessary financial performance criteria. The individual objectives were approved by a participant’s supervisor, by the CEO for executive officers, and by the Compensation Committee for the CEO.

Performance Measures

For purposes of determining 2010 annual cash incentives, the compensation committee compared the company’s and each operating unit’s or division’s measured EBITDA results relative to targets established at the beginning of the year. For our Vice President, Pulp and Paperboard and other senior managers in that division, the target was based upon the combined results of the pulp and paperboard and wood products units. This was done because the wood products operating unit is part of the pulp and paperboard division over which those individuals have senior operational responsibility. For other employees in the wood products unit or pulp and paperboard unit who participate in our annual incentive plan, the committee wanted to incent them to focus on the operational and financial performance of their respective operating units.

Using EBITDA as the metric to measure performance focuses participants on generating income and cash flow by both increasing revenues and controlling costs. In addition, EBITDA is a common measure used by the investment community to measure the performance of companies like ours. We believe that the use of this measure aligns our employees’ and stockholders’ interests. The Compensation Committee approved the EBITDA performance targets at the beginning of 2010.

The company and operating unit or division EBITDA performance scales for 2010 annual cash bonuses and the corresponding performance modifiers as a percentage of target were as follows:

Performance Level	EBITDA Performance (Versus EBITDA Target)	Potential Performance Modifier (Percentage of Target Bonus)
Threshold	75% of EBITDA Target	25% x Target Bonus
Target	100% of EBITDA Target	100% x Target Bonus
Maximum	133.3% of EBIDTA Target	200% x Target Bonus

The performance modifiers proportionally increase or decrease between threshold and target levels and between target and maximum levels. There is no funding of the company or an operating unit or division bonus pool for EBITDA performance below the threshold level and therefore no annual award payment made from such pool to pool participants.

A funded bonus pool for the company and operating units or divisions could not exceed the lesser of the pool maximum approved by the Compensation Committee or 200% of the applicable performance pool. The bonus pool for individual performance funds at 100% of target if company EBITDA performance is measured by the committee to be at least at the threshold performance level, and cannot fund greater than 100%. Because the bonus pool for individual performance is never funded greater than the 100% level, the most that could be paid out for a year by the company pursuant to the annual incentive program is 175% of the aggregate target amount of all bonuses to all participants for that year. If the company does not achieve the company EBITDA threshold performance level, no bonus pool, including the individual bonus pool, would be funded for the year.

Under our annual cash incentive program, when measuring final EBITDA results for a period relative to the EBITDA targets for the period, the committee may make appropriate adjustments to exclude certain events that occur during the performance period, including extraordinary, nonrecurring items.

Long Term Incentive Awards

The long-term incentive award granted to eligible employees, excluding our CEO, consisted of the two components generally described above:

¡

75% in the form of performance shares that may settle in our shares based on our TSR compared to that of our 2010 peer group during the three-year performance period beginning January 1, 2010, and ending December 31, 2012; and

¡	25% in the form of time-vested RSUs with three-year “cliff” vesting subject to continuing employment.

Our CEO received only performance shares to provide him with the highest degree of variable, or at-risk, compensation consistent with aligning his pay to the performance of the company and maximizing the link between his pay and stockholder value creation.

For the three-year performance period beginning January 1, 2010, and ending December 31, 2012, the relative TSR performance scale and the corresponding number of shares earned as a percentage of target were set by the Compensation Committee as follows:

Performance Level	Total Stockholder Return Percentile Rank (Versus 2010 Peer Group)	Number of Shares Earned (Percentage of Target)
Threshold	33rd Percentile	25% of Target
Target	50th Percentile	100% of Target
Maximum	85th Percentile	200% of Target

The number of performance shares earned for relative TSR performance will proportionately increase or decrease between threshold and target levels and between target and maximum levels. Performance at the 85th percentile would require that we outperform 14 of the 17 members of the peer group companies.

The Compensation Committee believes that for purposes of measuring relative corporate performance for awarding annual or long-term incentives:

¡

the 33rd Percentile is an appropriate “floor” for purposes of setting a minimum standard of performance necessary to earn an award because it is consistent with our philosophy of placing executive officers’ compensation at risk if minimal performance is not achieved;

¡

the 50th Percentile is an appropriate measure for purposes of paying 100% of the target amount because it is consistent with targeted level of performance by the company in comparison to our peers; and

¡

the 85th Percentile is an appropriate measure for purposes of paying 200% of the target amount because it is in line with our philosophy of maintaining fiscal discipline by capping total compensation while also rewarding executives for achieving superior performance.

Comparison of 2010 Target and Actual Compensation

In 2010, we had strong financial results, experienced a 44% increase in our stock price, and developed and executed on two major strategic transactions that significantly expanded our consumer products tissue business:

•	the initiation of construction of a tissue converting and manufacturing facility in North Carolina; and
•	the acquisition of Cellu Tissue Holdings, Inc.

We believe that our executive compensation programs were instrumental in helping us achieve these financial results and significant strategic milestones.

To align the goals of our executives with higher levels of responsibility with our short- and long-term business goals, we compensate those executives with a higher proportion of at-risk compensation. The following table shows the target and the actual amounts for salary and annual and long-term incentive awards for our named executive officers, along with the 2010 percentage of total direct compensation represented by the amount of each component (i.e., the mix of pay).

	Target 2010 Total Direct Compensation (1)			Actual 2010 Total Direct Compensation (1)
Name	Salary (% of Total)	Target annual incentive award (cash) (% of Total)	Target long- term incentive grant value (equity) (% of Total)(2)	Salary (% of Total)(3)	Actual annual incentive award (cash) (% of Total)(4)	Actual long- term incentive grant value (equity) (% of Total)(5)

Gordon L. Jones	$700,000	$518,750	$1,117,500	$691,667	$1,081,875	$1,736,972
	30.0%	22.2%	47.8%	19.7%	30.8%	49.5%
Linda K. Massman	$400,000	$217,708	$360,000	$395,833	$476,490	$505,547
	40.9%	22.3%	36.8%	28.7%	34.6%	36.7%
Robert P. DeVleming	$300,000	$147,540	$234,100	$295,080	$197,581	$545,654
	44.0%	21.6%	34.3%	28.4%	19.0%	52.6%
Thomas A. Colgrove	$290,000	$142,500	$234,100	$285,007	$267,750	$437,925
	43.5%	21.4%	35.1%	28.8%	27.0%	44.2%
Michael S. Gadd	$270,000	$129,170	$203,250	$258,340	$361,048	$285,509
	44.8%	21.4%	33.7%	28.5%	39.9%	31.6%

(1)	Total direct compensation is the sum of base salary, short-term incentives and long-term incentives.

(2)

These amounts represent the dollar value of the long-term equity incentive target guideline amount for the applicable salary grade in March 2010. Our executive officer’s grants were in the form of 75% performance shares that may pay out based on our TSR compared to that of our peer group during the three-year performance period, and 25% time vested RSUs with three-year “cliff” vesting subject to continuing employment, except Mr. Jones’ grant which is in the form of 100% performance shares. Such amounts may or may not be paid out depending on the company’s performance over the three-year performance period. The table on page 36 lists the performance measures and the achievement attained relative to threshold, target, and maximum goals for those awards.

(3)

Salary increases for 2010 did not go into effect until March 1, 2010, which explains differences between target and actual salaries. Mr. Gadd’s salary increase in 2010 was provided in two parts, the first in March and the second in September 2010.

(4)

Includes an additional cash bonus paid in 2011 to each named executive officer for superior performance in achieving annual operating objectives and in development and execution of our expansion strategy.

(5)

These amounts represent the grant date fair value of the performance shares and the grant date fair value of RSUs, as applicable. On a per share basis, the grant date fair value was $78.71 per performance share calculated pursuant to a formula that takes into account the closing price of the stock on the date of the grant, volatility, risk, free rate of return and measurement period. The grant date fair value of the time vested RSU awards at the grant date were as follows: $85,865 for Ms. Massman, $92,678 for Mr. DeVleming, $74,364 for Mr. Colgrove and $48,513 for Mr. Gadd. The fair value of these RSUs at the date of grant was $48.32 per share.

As shown in the table, the actual 2010 annual cash incentive awards differ from targeted 2010 amounts as a result of:

¡	the company’s and each operating divisions’ EBITDA performance, as measured by the committee; and
¡	each officer’s performance measured against his or her specific individual objectives.

The 2010 target EBITDA, the 2010 EBITDA as measured by the committee, and the corresponding percentage of target award amount for the company and divisional targets were as follows:

Performance Level
	Company (1)	Consumer Products (1)(2)	Pulp & Paperboard (3)
2010 Target EBITDA	$113.0 million	$108.6 million	$32.5 million
2010 EBITDA	$166.8 million	$87.1 million	$110.5 million
Approved Percentage of Target	200%	40%	200%

(1)

For purposes of measuring 2010 EBITDA company performance and Consumer Products EBITDA performance, the committee excluded the expenses incurred by the company in connection with the acquisition of Cellu Tissue. If these non-recurring expenses had been included in these calculations, company EBITDA performance would have been $146.5 million, resulting in a potential performance modifier of 190% of target, and the Consumer Products EBITDA performance would have been $80.7 million, resulting in no bonus payment under the annual incentive plan from the Consumer Products Performance Pool. The 2010 EBITDA for the company shown in the table is presented in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, under the heading Earnings Before Interest, Depreciation and Amortization (EBITDA) and Adjusted EBITDA, in our Annual Report on Form 10-K, filed on March 11, 2011, which we refer to as our 10-K, by taking our net earnings, and adding net interest expense, income taxes, depreciation and amortization and Cellu Tissue acquisition related expenses.

(2)

The 2010 EBITDA for our consumer products division as measured by the committee can be calculated from amounts appearing in Note 18 to the audited financial statements in our 10-K, specifically by taking the division’s operating income and adding depreciation and amortization, and $6.4 million of expenses related to the acquisition of Cellu Tissue.

(3)

The wood products unit is part of, and its financial results are included in the results of, our pulp and paperboard division. For purposes of measuring performance and corresponding annual bonus awards for the pulp and paperboard employees who participate in our annual incentive program, the committee established EBITDA targets for employees in the wood products unit and EBITDA targets for employees outside the wood products unit. For purposes of measuring the business unit performance of our Vice President, Pulp and Paperboard, and other senior managers in the pulp and paperboard division, we used a combined EBITDA target for those two operating units. This combined EBITDA target corresponded to a measurement of the segment or divisional reporting for pulp and paperboard presented in our 10-K. The 2010 EBITDA for our pulp and paperboard division as measured by the committee can be calculated from amounts appearing in Note 18 to the audited financial statements in our 10-K, specifically by taking the division’s operating income and adding depreciation and amortization.

Under our annual incentive plan, 25% of the award for each named executive officer is based upon individual performance. In determining our CEO’s individual performance portion, the Compensation Committee evaluated Mr. Jones’ performance against objectives set at the beginning of 2010. Based upon this evaluation, the committee determined that Mr. Jones should receive 80% of the target amount attributable to individual performance for the 2010 fiscal year, resulting in a payment of $103,750 for the individual performance portion of his annual incentive award. Mr. Jones’ annual incentive award for both individual and company performance was $881,875. The objectives against which the committee evaluated Mr. Jones’ performance included:

•	development of the consumer products division growth strategy;
•	achievement of specific targeted cost savings;
•	design and implementation of strategy for integration of our wood products unit into our pulp and paperboard division; and
•	development and implementation of talent management program for key positions and levels, including succession planning.

Our CEO made recommendations to the Compensation Committee concerning the individual performance portion for each of the other named executive officers taking into account their specific performance against objectives set at the beginning of 2010. The committee then made the following decision as to the named executive officers:

Linda K. Massman. Based on the evaluation of Ms. Massman’s performance against objectives set at the beginning of 2010 and the recommendation provided by our CEO, the Compensation Committee determined that Ms. Massman should receive 100% of the target amount attributable to individual performance for the 2010 fiscal year, resulting in a payment of $54,427 for the individual performance portion of her annual award. Ms. Massman’s annual incentive award for both individual performance and company performance was $380,990. The objectives against which the committee evaluated Ms. Massman’s performance included:

•	development of the consumer products division growth strategy;
•	design and implementation of review process for Sarbanes-Oxley procedures;
•	design and implementation of new systems to monitor pension investments and track related liabilities;
•	development of investor relations strategy;
•	reorganization of the finance department to optimize operations; and
•	optimization of performance management and pay-for-performance practices.

Robert P. DeVleming. Based on the evaluation of Mr. DeVleming’s performance against objectives set at the beginning of 2010 and the recommendation provided by our CEO, the Compensation Committee determined that Mr. DeVleming should receive 72% of the target amount attributable to individual performance for the 2010 fiscal year, resulting in a payment of $26,577 for the individual performance portion of his annual award. Mr. DeVleming’s annual incentive award for individual, division and company performance was $115,081. The objectives against which the committee evaluated Mr. DeVleming’s performance included:

•	development of the consumer products division growth strategy;
•	achievement of specific targeted cost savings;
•	implementation of talent management for key positions and levels, including succession planning for our consumer products division; and
•	optimization of performance management and pay-for-performance practices.

Thomas A. Colgrove. With our Wood Products unit becoming part of the Pulp and Paperboard division, the EBITDA target for Mr. Colgrove’s performance was a combined EBITDA for the Wood Products and Pulp and Paperboard operating units. Based on the evaluation of Mr. Colgrove’s performance against objectives set at the beginning of 2010 and the recommendation provided by our CEO, the Compensation Committee determined that Mr. Colgrove should receive 80% of the target amount attributable to individual performance for the 2010 fiscal year, resulting in a payment of $28,500 for the individual performance portion of his annual award. Mr. Colgrove’s annual incentive award for individual, division and company performance was $242,250. The objectives against which the committee evaluated Mr. Colgrove’s performance included:

•	designing and implementing a strategy to expand fiber supply for the paperboard business;
•	achieving specific targeted cost savings;
•	design and implementation of strategy for integration of our wood products unit into our pulp and paperboard division;
•	implementation of lean manufacturing practices in our pulp and paperboard division;
•	establishment of an internal sales force for our wood products unit;
•	reorganization of the pulp and paperboard division to optimize business results; and
•	optimization of performance management and pay-for-performance practices.

Michael S. Gadd. Based on the evaluation of Mr. Gadd’s performance against objectives set at the beginning of 2010 and the recommendation provided by our CEO, the Compensation Committee determined that Mr. Gadd should receive 100% of the target amount attributable to individual performance for the 2010 fiscal year, resulting in a payment of $32,293 for the individual performance portion of his annual award. Mr. Gadd’s annual incentive award for both company and individual performance was $226,048. The objectives against which the committee evaluated Mr. Gadd’s performance included:

•	development of the consumer products division growth strategy;
•	oversight of legal aspects of wood products unit integration strategy;
•	development of an investor relations disclosure and communication policy; and
•	oversight of development of records management and policy review.

In addition to the cash awards provided for 2010 performance pursuant to our annual incentive plan, the Compensation Committee awarded special one-time cash bonuses to each of our named executive officers in recognition of their superior performance in achieving annual operating objectives and in development and execution of our expansion strategy, which amounts are provided in the chart below:

Gordon L. Jones	$200,000
Linda K. Massman	$95,500
Robert P. DeVleming	$82,500
Thomas A. Colgrove	$25,500
Michael S. Gadd	$135,000

Other Compensation Related Matters

Officer Stock Ownership Guidelines and Limitations on Securities Trading

In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives’ long-term interests with those of our stockholders, we have adopted stock ownership guidelines. The guidelines are provided below:

Chief Executive Officer	Value of Clearwater Paper equity = 3 x Base Salary
Division and Staff Vice President	Value of Clearwater Paper equity = 2 x Base Salary

Each executive, must acquire by February 28, 2014 (December 16, 2013 in the case of Gordon Jones), or within five years of his or her becoming an executive officer, at least the equity value shown above. To meet the requirements, each executive must increase his or her stock holdings in the first two years he or she is subject to the guidelines to 40% of the applicable guideline value, and each year thereafter by at least 20% of the value until at least the minimum value is acquired. Mr. Jones, pursuant to his employment agreement, must acquire at least 20% of the equity value shown above on an annual basis. Each of our named executive officers has met his or her current equity ownership requirements.

Shares held in a brokerage account, an account with our transfer agent or in our 401(k) Plan, common stock units owned as a result of deferred awards made under our incentive programs, and any vested RSUs all count towards the ownership requirement. Shares subject to unvested RSUs or unearned performance shares, however, do not count toward the ownership guidelines. The value of the shares held by an officer will be measured by the greater of the value of the shares at the (i) time acquired or vested or (ii) the applicable annual measurement date, based on the twenty-day average closing price of our stock before that measurement date. The stock ownership of all our named executive officers as of February 28, 2011, is presented on page 14. See “Security Ownership of Certain Beneficial Owners and Management.”

If an executive does not meet the incremental ownership requirement or the ownership requirement is not maintained after it is initially met, incentive awards to be made under our annual incentive program are paid 50% in cash and 50% in stock, and any performance share award that is earned, on an after-tax basis, must be retained to the extent necessary to meet the stock ownership guidelines.

Pursuant to our Insider Trading Policy, directors, officers and other employees, are prohibited from engaging in short sales of company securities, purchasing company securities on margin and transactions in puts, calls or other derivatives trading on an exchange in regard to company securities.

Severance Program for Executive Employees

The Compensation Committee believes that our Severance Program for Executive Employees, or Executive Severance Program, provides tangible benefits to the company and its stockholders, particularly in connection with recruiting and retaining executives for a recently created public company like us, as well as in a change of control situation. We do not view our change of control benefits or post-termination benefits as core elements of compensation due to the fact that a change of control or other triggering event may never occur. Our objectives in having the Executive Severance Program are consistent with our compensation objectives to recruit, motivate and retain talented and experienced executives. In addition, we believe the Executive Severance Program provides a long-term commitment to job stability and financial security for our executives and encourages retention of those executives in the face of the uncertainty and potential disruptive impact of an actual or potential change of control. Our change of control policies ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions and are intended to reassure executives that they will receive previously deferred compensation and that prior equity grants will be honored because decisions as to whether to provide these amounts are not left to management and the directors in place after a change of control. Our change of control and post-termination benefits are not provided exclusively to the named executive officers, but are also provided to certain other management employees. Severance benefits are discussed in detail on pages 43-48.

Section 162(m)

Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the CEO and certain other named executive officers. Companies may deduct compensation above $1 million, however, if it is “performance-based compensation” within the meaning of the Code. While the Compensation Committee considers the effect of this rule in developing and implementing our compensation program, in order to preserve the committee’s flexibility, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). However, our annual incentive program and performance share award portion of our long-term incentive program are intended to qualify as performance-based compensation. In 2010, we sought and received stockholder approval of our annual incentive plan and stock incentive plan for purposes of Section 162(m).

Tax Gross-Up Policy.    Excise tax “gross-ups” are provided to executives covered by our Executive Severance Program whose employment is terminated within two years of a change of control, as described on pages 44-46. The company has decided not to include provisions in future contracts with executive officers requiring the company to reimburse such executive officers for excise taxes payable on a change in control of the company, except for certain circumstances where the company believes that special accommodations are required to recruit a new executive officer to the company. In such a case, the excise tax “gross-ups” will be limited to payments triggered by a termination of employment in connection with a change in control and will be subject to a three year sunset provision. The foregoing shall not apply to the renewal of any currently existing agreements in accordance with the current provisions thereof.

Retirement Benefits

Salaried Retirement Plan.    The company sponsors a Salaried Retirement Plan, or Retirement Plan, which provides a pension to salaried employees of Clearwater Paper as of December 15, 2010, including our named executive officers. This plan is discussed in detail on pages 40-41. Management engaged Mercer Consulting to conduct an analysis of our salaried retirement programs in 2010. Based upon this analysis, management determined that the value of the benefits provided under our Retirement Plan was greater than most other similar programs provided by comparable companies and industry peers and that the plan subjected the company to significant financial volatility and was not aligned with corporate objectives. As a result, management recommended and the Compensation Committee approved the closure of the Retirement Plan to new participants effective December 15, 2010, and the cessation of further accrued benefits for current participants under this Plan as of December 31, 2011. In place of this Retirement Plan, we intend to provide an enhanced 401(k) plan to be implemented January 1, 2012, to provide a competitive and sustainable retirement benefit to the prior participants.

401(k) Plan.    Our Clearwater Paper Salaried 401(k) Plan, or Clearwater Paper 401(k) Plan, permits substantially all of Clearwater Paper employees, including our named executive officers, to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. Under that plan, we make matching contributions equal to 70% of a salaried employee’s contributions that do not exceed 6% of his or her annual compensation, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are 100% vested in the matching contributions upon completion of two years of service. Due to our decision to close the Retirement Plan and cease to further accrue benefits for participants under that plan at the end of 2011, the company intends to offer an enhanced Clearwater Paper 401(k) plan at that time. We believe these changes to our Clearwater Paper 401(k)

Plan will maintain the competitive nature of our retirement benefits with our peers and provide the potential for the long-term security of our salaried employees upon retirement. In addition to the Clearwater Paper 401(k) Plan, as part of our acquisition of Cellu Tissue at the end of 2010, we agreed to assume three additional 401(k) plans, two of which are frozen, and are currently maintaining the other Cellu Tissue 401(k) plan for those employees who work at subsidiaries previously part of Cellu Tissue. As part of our ongoing integration of the combined companies, we will be evaluating these programs and combining, streamlining and modifying them as appropriate for the combined companies and our employees.

Supplemental Benefit Plan.    Our Clearwater Paper Salaried Supplemental Benefit Plan, or Supplemental Plan, provides retirement benefits to our salaried employees, including our named executive officers, based upon the benefit formulas of our Retirement Plan and Clearwater Paper 401(k) Plan. Benefits under the Supplemental Plan are based on compensation that includes the amounts of any annual bonus that the employee has elected to defer, and are computed without regard to the IRS compensation and benefit limitations applicable to our qualified plans. Otherwise, these benefits are calculated based on the qualified plan formulas and do not otherwise augment the normal benefit formula applicable to salaried Clearwater Paper employees. These plans are discussed in detail on pages 41-42. We are evaluating the Supplemental Plan to determine whether any changes are necessary or called for in regards to that plan in light of the changes occurring to our Retirement Plan and Clearwater Paper 401(k) Plan.

Other Benefits

Health and Welfare Benefits.    All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We are also continuing to maintain certain health and welfare plans previously sponsored by Cellu Tissue, and will be evaluating those plans as part of our ongoing integration of the combined companies.

Personal Benefits.    We do not provide perquisites or other personal benefits to our officers or senior employees, such as aircraft for personal use, paid parking spaces, company cars, country club memberships or separate dining facilities, with the exception of certain relocation expenses and certain insurance premiums related to business travel. Salaried employees, which include named executive officers, who participate in our relocation program receive a tax gross-up on certain of the relocation benefits provided. Our health care and other medical insurance programs, as well as the Clearwater Paper 401(k) Plan, are the same for all salaried employees, including officers, of Clearwater Paper.

EXECUTIVE COMPENSATION TABLES

2010 Compensation

2010 Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Gordon L. Jones	2010		$691,667	$200,000	$1,736,972	$881,875	$307,164	$40,358	$3,858,036
Chairman, President and CEO	2009 2008	(6)	$645,820 $312,510	$0 $0	$1,413,467 $0	$1,537,100 $438,000	$137,789 $34,263	$97,562 $59,438	$3,831,738 $844,211

Linda K. Massman	2010		$395,833	$95,500	$505,547	$380,990	$70,883	$48,514	$1,497,267
Vice President Finance and Chief Financial Officer	2009 2008	(6)	$370,840 $103,441	$0 $0	$542,479 $0	$630,400 $103,400	$29,699 $4,670	$68,806 $16,816	$1,642,224 $228,327

Robert P. DeVleming	2010		$295,080	$82,500	$545,654	$115,081	$383,704	$25,721	$1,447,740
Vice President Consumer Products Division	2009 2008		$269,160 $260,880	$0 $0	$663,641 $221,113	$257,400 $190,800	$347,079 $223,978	$24,630 $15,218	$1,561,910 $911,989

Thomas A. Colgrove	2010	(7)	$285,007	$25,500	$437,925	$242,250	$48,859	$20,196	$1,059,737
Vice President Pulp and Paperboard Division

Michael S. Gadd	2010		$258,340	$135,000	$285,509	$226,048	$44,627	$24,328	$973,852
Vice President, General Counsel and Corporate Secretary	2009 2008		$221,660 $170,948	$0 $25,800	$434,482 $127,500	$299,200 $74,200	$26,620 $15,903	$15,137 $9,493	$997,099 $423,844

(1)

Amounts for 2010 represent a cash bonus paid in 2011 to each named executive officer for superior performance in 2010 in achieving annual operating objectives and in development and execution of our expansion strategy.

(2)

For 2010, this column shows the aggregate grant date fair value of the RSUs granted to all of our named executive officers, excluding our CEO, and performance shares granted to all of our named executive officers.

In accordance with FASB ASC Topic 718, the grant date fair value reported for all RSUs was computed by multiplying the number of shares subject to the RSU award by the closing price of Clearwater Paper’s stock on the grant date.

The grant date fair values reported for all performance shares were based upon the probable outcome of the total stockholder return (“TSR”) performance condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of performance share awards for purposes of estimating compensation cost was estimated using a Monte Carlo simulation model. The assumptions underlying FASB ASC Topic 718 valuations performed are discussed in Note 13 to our audited financial statements included in our 10-K.

Following is the value as of the grant date of the performance shares granted by us in 2009 and 2010, and by Potlatch Corporation in 2008 prior to our spin-off from Potlatch, to our named executive officers, assuming the highest level of TSR performance would have been or will be achieved (resulting in settlement of 200% of the shares subject to the award) in each case based on Potlatch’s or Clearwater Paper’s closing stock price, as applicable, on the grant date:

Name	Grant Date Value Assuming Highest Level of TSR Performance (Based on Grant Date Stock Price)
Gordon L. Jones
2010 Clearwater Performance Shares	$2,132,652
2009 Clearwater Performance Shares	$1,313,243
Linda K. Massman
2010 Clearwater Performance Shares	$515,284
2009 Clearwater Performance Shares	$300,695
Robert P. DeVleming
2010 Clearwater Performance Shares	$556,163
2009 Clearwater Performance Shares	$240,554
2008 Potlatch Performance Shares	$103,450
Thomas A. Colgrove
2010 Clearwater Performance Shares	$446,380
Michael S. Gadd
2010 Clearwater Performance Shares	$290,983
2009 Clearwater Performance Shares	$196,343
2008 Potlatch Performance Shares	$22,759

(3)	This column shows cash bonuses earned under our annual incentive plan. Annual bonuses relating to performance in 2010 were actually paid in 2011.

(4)

Represents the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit and actuarial pension plans. No portion of the amounts shown in this column is attributable to above market or preferential earnings on deferred compensation.

(5)	All other compensation earned or allocated during the fiscal year ending December 31, 2010, is as provided in the table below:

Name	Company Contributions		Relocation Expenses(b)	Tax Gross-Up(b)	Other Benefits(c)
	401(k)	Supp 401(k)(a)

Gordon L. Jones	$10,290	$22,210			$7,858

Linda K. Massman	$10,290	$22,210	$11,586	$3,298	$1,130

Robert P. DeVleming	$10,290	$12,914			$2,517

Thomas A. Colgrove	$10,290	$7,213			$2,693

Michael S. Gadd	$10,290	$13,127			$912

(a)	Allocations made under the Clearwater Paper 401(k) plan supplemental benefit portion of our Supplemental Plan.

(b)

The relocation expenses and tax gross-up were paid by the company as part of our salaried employee relocation program which is available to eligible salaried employees (approximately 115 people) including our named executive officers.

(c)	Amounts comprised of imputed income from premiums paid for life and accidental death and dismemberment insurance.

(6)	Mr. Jones and Ms. Massman joined Potlatch in 2008 prior to the spin-off. Accordingly, their compensation for 2008 was pro-rated based upon their actual days of service.

(7)

Mr. Colgrove deferred 50%, or $142,504, of his salary for 2010 pursuant to our Management Deferred Compensation Plan. This deferred amount is deemed invested in funds available under the Clearwater Paper 401(k) plan, at Mr. Colgrove’s election. See the discussion following the 2010 Nonqualified Deferred Compensation Table on page 42.

Grants of Plan-Based Awards for 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)		Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gordon L. Jones	2/25/2010	$226,953	$518,750	$907,813	5,517	22,068	44,136			$1,736,972

Linda K. Massman	2/25/2010	$95,247	$217,708	$380,989	1,333	5,332	10,664			$419,682
	2/25/2010							1,777	(3)	$85,865

Robert P. DeVleming	2/25/2010	$64,549	$147,540	$258,195	1,438	5,755	11,510			$452,976
	2/25/2010							1,918	(3)	$92,678

Thomas A. Colgrove	2/25/2010	$62,344	$142,500	$249,375	1,154	4,619	9,238			$363,561
	2/25/2010							1,539	(3)	$74,364

Michael S. Gadd	2/25/2010	$56,512	$129,170	$226,048	752	3,011	6,022			$236,996
	2/25/2010							1,004	(3)	$48,513

(1)

Actual amounts paid under our annual incentive plan for performance in 2010 were paid on March 15, 2011, and are reflected in the Summary Compensation Table on page 34 in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan include an operational component related to company EBITDA, and in the case of our operating division Vice Presidents divisional EBITDA, so that EBITDA performance accounts for 75%, and an individual performance component, which accounts for 25% of the target bonus measure for 2010. The company and divisional portion of the target annual bonus amount can be up to 200% of target depending on the respective EBITDA performance of the company and the applicable division, but the individual component of the bonus cannot be greater than 100% of target. This results in a cap on what could be paid out equal to 175% of the aggregate target amount for the year. If the company EBITDA threshold target is not met, no participant is eligible to receive a bonus including the individual bonus component, under our annual incentive plan for that year. The threshold amounts shown in the table assume threshold company performance, threshold divisional performance (if applicable) and 100% of the individual performance component being paid.

(2)

Amounts shown represent performance shares granted for the performance period 2010-2012. Named executive officers’ grants were in the form of 75% performance shares that may pay out based on our TSR compared to that of our peer group during the three-year performance period, and 25% time-vested RSUs with three-year “cliff” vesting subject to continuing employment (with the exception of Mr. Jones’ grant, which was in the form of 100% performance shares). The grant date fair value of the performance share awards has been calculated based on the probable outcome of the TSR performance as of the grant date, consistent with FASB ASC Topic 718.

(3)	Amounts represent RSUs with three-year “cliff” vesting described in footnote 2.

Compensation of the Chief Executive Officer

For 2010, Mr. Jones had a target annual bonus opportunity of $518,750 or 75% of his base salary. He was paid an annual bonus of $881,875 for 2010. His bonus could have ranged from zero to 1.75 times the target amount based on company and individual performance criteria established by the Compensation Committee. He was also awarded an additional cash bonus in 2010 of $200,000. Mr. Jones also participates in our long-term incentive program on terms established by the committee, and for 2010, he was eligible for a target award of 150% of the midpoint range of his salary grade.

Mr. Jones receives other benefits generally available to our officers and other eligible employees including participation in our Supplemental Plan and Retirement Plan. See narrative following the “Pension Benefits Table.”

Mr. Jones is entitled to certain payments upon termination or a change of control. See “Potential Payments Upon Termination or Change of Control—Mr. Jones’ Employment Agreement.” Mr. Jones is prohibited from competing against us or soliciting our or our affiliates’ employees for two years following termination of his employment.

The Compensation Committee has reviewed all components of Mr. Jones’ compensation, including base salary, annual incentive award and long-term incentive awards plus the cost to us of any other salaried employee benefits and our projected payout obligations under several potential severance and change of control scenarios. Based on this review, the committee has determined that Mr. Jones’ total compensation, and in the case of the severance and the change of control scenarios, the potential payouts, are in the aggregate reasonable and not excessive because they are in line with comparable companies’ potential payouts and are consistent with the committee’s evaluation of his performance.

2010 Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Gordon L. Jones
Performance Share Grant (2010-2012)				44,136	$3,455,849
Restricted Stock Units (2009)	31,930	(4)	$2,500,119
Performance Share Grant (2009-2011)				183,158	$14,341,271

Linda K. Massman
Restricted Stock Units (2010)	1,777	(5)	$139,139
Performance Share Grant (2010-2012)				10,664	$834,991
Restricted Stock Units (2009)	21,458	(4)	$1,680,161
Restricted Stock Units (2009)	6,990	(6)	$547,317
Performance Share Grant (2009-2011)				41,938	$3,283,745

Robert P. DeVleming
Restricted Stock Units (2010)	1,918	(5)	$150,179
Performance Share Grant (2010-2012)				11,510	$901,233
Restricted Stock Units (2009)	16,096	(4)	$1,260,317
Restricted Stock Units (2009)	5,592	(6)	$437,854
Performance Share Grant (2009-2011)				33,550	$2,626,965
Restricted Stock Award (2009)	10,202	(7)	$798,817

Thomas A. Colgrove
Restricted Stock Units (2010)	1,539	(5)	$120,504
Performance Share Grant (2010-2012)				9,238	$723,335
Restricted Stock Units (2009)	3,418	(6)	$267,629
Performance Share Grant (2009-2011)				20,512	$1,606,090

Michael S. Gadd
Restricted Stock Units (2010)	1,004	(5)	$78,613
Performance Share Grant (2010-2012)				6,022	$471,523
Restricted Stock Units (2009)	12,874	(4)	$1,008,034
Restricted Stock Units (2009)	4,564	(6)	$357,361
Performance Share Grant (2009-2011)				27,384	$2,144,167
Restricted Stock Units (2009)	2,245	(7)	$175,784
Restricted Stock Units (2009)	680	(8)	$53,244

(1)	This column shows RSUs granted in 2009 and 2010.

(2)	Values calculated using the $78.30 per share closing price of our common stock on December 31, 2010.

(3)

This column shows performance shares granted for the 2009-2011 and 2010-2012 performance periods, with share amounts shown at 200% of the target based on actual performance in 2009 and 2010. All named executive officers’ grants, with the exception of the grant to Mr. Jones, were in the form of 75% performance shares that may pay out based on our relative TSR compared to our peer group during the three-year performance period and 25% time-vested RSUs with three-year “cliff” vesting subject to continued employment. Mr. Jones’ grants were in the form of 100% performance shares. Because the performance share awards are for three-year performance periods that end December 31, 2011, and 2012 respectively, the actual number of shares that could be issued upon settlement of these awards may be less than the amounts shown in this table.

(4)	Represent RSUs that vest over a three-year period granted to our executive officers to recruit them to join a newly independent public company, as well as for the purpose of creating a retention benefit for the company as a result of the vesting period. With the exception of Mr. Jones’ award, the RSUs awarded vest 20% on the first anniversary of the date of grant, 20% on the second anniversary of the date of grant and 60% on the third anniversary of the date of grant. Mr. Jones’ RSUs vest ratably on an annual basis over a three-year period from date of grant.

(5)	100% of the shares listed in the table will vest on December 31, 2012.

(6)	100% of the shares listed in the table will vest on December 31, 2011.

(7)

Amounts shown represent RSUs granted to Messrs. DeVleming and Gadd to replace the value of the Potlatch performance shares and RSUs that were terminated upon the spin-off. These RSUs vested on January 13, 2011.

(8)	Amounts shown represent RSUs granted to Mr. Gadd to replace the value of a one-time Potlatch retention equity award. These RSUs fully vested on January 31, 2011.

2010 Stock Vested Table

	Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Gordon L. Jones	15,963	$882,435
Linda K. Massman	5,365	$296,577
Robert P. DeVleming	16,745	$925,664
Thomas A. Colgrove	0	$0
Michael S. Gadd	8,579	$469,929

(1)

Consists of the gross number of RSUs that vested in 2010. With the exception of certain vesting awards for Messrs. DeVleming and Gadd granted to replace Potlatch Corporation equity awards terminated upon our spin-off, these vested RSUs were not settled on the vesting date but rather will be settled on the date of full vesting of the underlying RSU award, subject to earlier settlement in the event of termination of employment. Replacement RSUs granted to Messrs. DeVleming (12,721) and Gadd (4,681) vested and were settled in 2010, and an additional RSU replacement grant to Mr. Gadd, of which 680 shares vested in 2010, were not settled until fully vested in 2011. Messrs. DeVleming and Gadd received 4,464 and 1,347 fewer shares, respectively, than the gross number of RSUs shown, and $246,670 and $74,462 less, respectively, than the realized value shown for these shares, as the result of tax withholding.

(2)	Value was calculated using the $48.93 and $55.28 per share closing prices of our common stock on the applicable vesting dates.

Post-Employment Compensation

Pension Benefits Table

The table below shows the actuarial present value of each named executive officer’s accumulated benefit payable on retirement under our tax-qualified Retirement Plan and the Retirement Plan Supplemental Benefit portion of our non-qualified Supplemental Plan.

Name	Plan name	Number of years credited service (#) (1)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Gordon L. Jones	Supplemental Plan (2)	2.50	$405,758	$0
	Retirement Plan (3)	2.50	$73,458	$0
Linda K. Massman	Supplemental Plan	2.30	$70,756	$0
	Retirement Plan	2.30	$34,496	$0
Robert P. DeVleming	Supplemental Plan (4)	26.82	$197,823	$0
	Supplemental Plan	32.82	$666,923	$0
	Retirement Plan	32.82	$979,702	$0
Thomas A. Colgrove	Supplemental Plan	1.64	$20,461	$0
	Retirement Plan	1.64	$44,974	$0
Michael S. Gadd	Supplemental Plan	4.84	$34,526	$0
	Retirement Plan	4.84	$68,610	$0

(1)	Number of years of credited service include years of service with Potlatch Corporation prior to our spin-off from Potlatch Corporation for all eligible employees.

(2)	Salaried Supplemental Benefit Plan.

(3)	Salaried Retirement Plan. This plan was closed to new participants effective December 15, 2010, and shall cease to accrue further benefits for participants as of December 31, 2011.

(4)	Supplemental Plan benefit amount for Mr. DeVleming includes a benefit amount transferred from Potlatch supplemental plans.

The following assumptions were made in calculating the present value of accumulated benefits:

¡	discount rate of 5.70% as of December 31, 2010;
¡	zero percent future salary growth;
¡	retirement at the later of (i) earliest retirement age, (ii) current age and (iii) age 62;
¡	service as of the fiscal year-end;
¡	mortality expectations based on RP-2000 Annuitant Mortality with 17 year projection; and
¡	IRS limitations and Social Security covered compensation are as of the measurement date.

Summary of Plan Benefits: Full-time Clearwater Paper salaried employees as of December 15, 2010, including our named executive officers, are eligible for the Retirement Plan. For purposes of calculating the Retirement Plan benefit, earnings include base salary and annual incentive awards. Benefits paid under the Retirement Plan are calculated as follows:

Benefit	Monthly Benefit Amount
Normal Retirement Benefit (employee is age 62 or older when benefits commence):	Final average earnings (1), times 1%, times years of service Plus Final average earnings (1) in excess of Social Security Benefit Base (2), times 1/2%, times years of service (up to 35)
Early Retirement Benefit (employment terminates after age 55 with 10 or more years of service:	Normal Retirement Benefit is reduced 5/12 of 1% (5% per year) for benefit commencement prior to age 62

(1)	Average monthly earnings, based on highest consecutive 60 months of final 120 months.

(2)	Social Security Benefit Base for 2010 is $106,800 ($8,900 monthly).

Retirement Plan benefits vest upon the earlier of five years of service or age 65. Participants may select among various annuity forms for the payment of benefits. Benefits with an actuarial present value less than $5,000 are paid in a lump sum.

The Supplemental Plan provides benefits based on the same formula as the Retirement Plan, but makes up benefits lost due to Internal Revenue Code (IRC) limits and due to annual incentive award deferrals. Supplemental Plan benefits are offset by Retirement Plan benefits.

For example: if an executive earns $300,000 in 2010, the Retirement Plan includes pay up to $245,000 (IRC compensation limit) in the benefit formula, and the Supplemental Plan includes pay in excess of $245,000 in the formula.	$300K Total Pay	{{	$55K – Covered by Suppl. Plan
$245K - Covered by Retirement Plan

Retirement Plan participants whose annual earnings or annual benefit under the Retirement Plan exceed the IRC maximum or who elect to defer annual incentive awards are eligible to participate in the Supplemental Plan. Supplemental Plan benefits vest in the same manner as Retirement Plan benefits; however, Mr. Jones’ benefits became fully vested following the 2008 spin-off from Potlatch. Supplemental Plan benefits commence the later of termination of employment or the year after the employee turns 55. Benefits are paid in one of the annuity forms available under the Retirement Plan, except that benefits with total actuarial present value of $50,000 or less are paid in a lump sum. Benefit payments to “key employees,” as defined under the Internal Revenue Code, are delayed for a minimum of six months following separation from service.

The company intends to freeze benefit accruals under the Retirement Plan and Supplemental Plan effective December 31, 2011, and increase company contributions to the 401(k) beginning in 2012.

2010 Nonqualified Deferred Compensation Table

The table below shows the fiscal year contributions made by or on behalf of the named executive officers, along with their account balances, under the 401(k) Supplemental Benefit portion of our nonqualified Supplemental Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (12/31/10) ($)

Gordon L. Jones		$22,210	$1,606	—	$63,265
Linda K. Massman		$22,210	$396	—	$32,324
Robert P. DeVleming		$12,914	$1,237	—	$44,550
Thomas A. Colgrove	$265,287 (3)	$7,123	$17,171	—	$289,581
Michael S. Gadd		$13,127	$143	—	$16,789

(1)	Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the 2010 Summary Compensation Table.

(2)	None of the Aggregate Earnings reported in this Table are included in the 2010 Summary Compensation Table for the 2010 fiscal year as they do not represent above-market preferential earnings.

(3)

Mr. Colgrove deferred 50%, or $142,504, of his 2010 salary, which is reported in the 2010 Summary Compensation Table on page 34, and 100%, or $122,783, of his 2009 annual incentive award, which was payable in 2010.

In addition to the retirement benefits described above, the Supplemental Plan provides benefits to supplement our Clearwater Paper 401(k) Plan to the extent that an employee’s “company contributions” or “allocable forfeitures” in the Clearwater Paper 401(k) Plan are reduced due to IRC limits or because the employee has deferred an annual incentive plan award. Supplemental Plan contributions equal to the difference between the company contributions and allocable forfeitures actually allocated to the employee under the Clearwater Paper 401(k) Plan for the year and the company contributions and allocable forfeitures that would have been allocated to the employee under the Clearwater Paper 401(k) Plan if the employee had deferred 6% percent of his or her earnings determined without regard to the IRC compensation limit ($245,000 in 2010) and without regard to deferral of any annual incentive plan award. At the participant’s election, contributions may be deemed invested in various funds available under the Clearwater Paper 401(k) Plan. Participants vest in this Supplemental Plan benefit upon the earliest of two years of service, attainment of age 65 while an employee, or total and permanent disability. Participants may elect to have benefits paid in a lump sum or in up to ten annual installments; however, balances that are less than the annual 401(k) contribution limit ($16,500 in 2010) at the time the employee separates from service are paid in a lump sum. Benefits commence in the year following the year of separation from service. Benefit payments to “key employees,” as defined under the IRC, are delayed for a minimum of six months following separation from service.

Certain employees, including the named executive officers, who earn an annual incentive plan award may defer between 50% and 100% of the award under the Management Deferred Compensation Plan. Eligible employees may also elect to defer up to 50% of base salary into the plan. At the participant’s election, deferrals may be deemed invested in a stock unit account, investments available under the Clearwater Paper 401(k) Plan, or a combination of these investment vehicles. No cash is actually invested in these vehicles, rather a participant is credited for the deferred amount which is then tracked as if the amount were actually invested in company common stock or in funds available under the Clearwater Paper 401(k) Plan. If stock units are elected, dividend equivalents are credited to the units. Deferred amounts are 100% vested at all times.

Potential Payments Upon Termination or Change of Control

Severance Program for Executive Employees

The Executive Severance Program provides severance benefits to our named executive officers and certain other employees. Benefits are payable under the Executive Severance Program both in connection with a termination of the executive officer’s employment with us and in connection with a change of control.

Termination Other Than in Connection with Change of Control.    The following table assumes a termination of employment occurred without cause or for good reason on the part of the officer and does not include termination as a result of death, disability, or retirement. The table sets forth the severance benefits payable to each of our named executive officers under our Executive Severance Program (except for Mr. Jones, whose benefits listed below are shown in accordance with his employment agreement) if the named executive officer’s employment is terminated in the circumstances described below. The following table assumes a termination of employment occurred on December 31, 2010.

Name	Cash Severance Benefit	Pro-Rata Annual Bonus	Value of Equity Acceleration(1)	Benefit Continuation	Total
Gordon L. Jones (2)	$2,450,000	$881,875	$2,500,119	$17,991	$5,849,985
Linda K. Massman	$200,000	$380,990	$0	$6,844	$587,834
Robert P. DeVleming (3)	$300,000	$115,081	$4,175,237	$15,533	$4,605,851
Thomas A. Colgrove	$145,000	$242,250	$0	$5,760	$393,010
Michael S. Gadd	$135,000	$226,048	$0	$6,771	$367,819

(1)

Except for Mr. Jones and except for a termination of employment in connection with death, disability or retirement described below in the table titled “Other Potential Payments Upon Termination,” our named executive officers are not entitled to accelerated vesting or other acceleration of equity awards in connection with a termination of employment. Under Mr. Jones’ employment agreement, if his employment is terminated by us without cause or by Mr. Jones for good reason, then the RSU award granted to him will fully vest, and all outstanding performance shares would be forfeited. All equity awards have been calculated using the company’s closing stock price of $78.30 on December 31, 2010.

(2)

Mr. Jones’ severance benefits will be paid in accordance with his employment agreement if his employment with us terminates on or before December 16, 2011, which is the third anniversary of his employment with us following our spin-off from Potlatch Corporation. Pursuant to this agreement, he is entitled to a severance benefit equal to two times the sum of his annual base salary and target bonus. His employment agreement is discussed below under “Mr. Jones’ Employment Agreement.”

(3)

As Mr. DeVleming was eligible for early retirement as of December 31, 2010, he would earn a pro-rated payout on performance shares, paid at the end of the performance period based on actual performance, and a pro-rated settlement of outstanding RSUs. Based on actual performance ending December 31, 2010, the performance share award would be settled at 200% of target.

Under the Executive Severance Program, benefits are payable to each of our executive officers when his or her employment terminates in the following circumstances:

¡	involuntary termination of the employee’s employment for any reason other than death, disability or misconduct;

¡

the company employing the employee ceases to be a participating company in the Executive Severance Program due to a sale of the company to a third party or a spin-off of the company employing the employee in a transaction that is also a change in control of Clearwater Paper Corporation;

¡

election by the employee to terminate employment upon being required to relocate his or her principal place of business to a place that is 50 miles or more further from the employee’s primary residence than the prior principal place of business; or

¡	separation from service by the employee within 24 months following:
¡	a material reduction in his or her authority or responsibility,
¡	any reduction in his or her base salary, standard bonus opportunity, or long-term incentive opportunity, or
¡	a 15% or greater reduction in his or her aggregate benefits as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees.

No severance benefits are payable in connection with an employee’s termination if (1) the employee separates from service on or after his or her normal retirement date, (2) during the two-year period immediately before retirement the employee is an eligible employee under the Executive Severance Program and (3) the employee is eligible to receive benefits under our Retirement Plan and Supplemental Plan and company contributions to the 401(k) Plan which, when converted to an annual payment for life, have an aggregate value of at least $44,000. In addition, no severance benefits are payable in connection with an involuntary termination of employment or a company ceasing to be a participating company in the Executive Severance Program due to a sale or spin-off if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that is equivalent in all material respects to the Executive Severance Program.

Upon the occurrence of any of the events described above, the following severance benefits are payable to the applicable executive officer:

¡

Cash Severance Payment.    A cash payment equal to three weeks of the employee’s base compensation for each full year of service. The minimum cash benefit is six months of base compensation and the maximum is one year.

¡

Eligibility for Pro-rated Bonus.    Continued eligibility for an annual incentive award for the fiscal year of termination, determined under the terms and conditions of the annual incentive plan and pro-rated for the number of months during the fiscal year in which the employee was employed.

¡	Unused and Accrued Vacation. The employee’s unused and accrued vacation.
¡

Benefits Continuation.    Continued medical, dental and basic life insurance coverage for a period of weeks equal to three weeks for each full year of service. The minimum period for continued insurance coverage is six months and the maximum is one year.

Termination in Connection with a Change of Control.    The following table sets forth the severance benefits payable to each of our named executive officers under the Executive Severance Program (except for Mr. Jones, whose benefits listed below are paid in accordance with his employment agreement until his third anniversary of employment on December 16, 2011) upon a termination of employment in connection with a change of control. The following table assumes the termination of employment and a change of control each occurred on December 31, 2010.

Name	Cash Severance Benefit	Pro-Rata Annual Bonus	Value of Equity Acceleration (1)	Benefit Continuation	Enhancement of Retirement Benefits	Excise Tax Gross-Up Payment	Total
Gordon L. Jones(2)	$3,675,000	$881,875	$15,516,815	$26,987	$0	$7,756,858	$27,857,535
Linda K. Massman	$1,550,000	$220,000	$4,296,222	$34,221	$89,663	$1,669,126	$7,859,231
Robert P. DeVleming	$1,125,000	$150,000	$4,424,054	$38,833	$0	$458,622	$6,196,509
Thomas A. Colgrove	$1,087,500	$145,000	$1,646,832	$28,800	$102,437	$1,049,415	$4,059,983
Michael S. Gadd	$1,012,500	$135,000	$2,859,250	$33,855	$88,542	$1,089,496	$5,218,643

(1)

For purposes of calculating the value of equity acceleration in the table above, all equity awards were calculated using the company’s closing stock price of $78.30 on December 31, 2010. The closing price of our stock on the dates these equity awards were granted was: $10.64 for the RSUs granted in January 2009, $7.17 for the RSUs and performance shares granted in March 2009, and $48.32 for the RSUs and performance shares granted in February 2010. The closing price of our stock on May 14, 2009, the date Mr. Colgrove joined the company and was granted a pro-rata portion of performance shares and RSUs, was $21.84. Under the award agreement relating to our performance shares granted in 2009, upon a change of control a portion of the target award, pro-rated based on the number of complete months that have lapsed during the performance period, is deemed payable and dividend equivalents, if any, are calculated on the pro-rated target award. Under the award agreement relating to our performance shares granted in 2010, upon a change of control a portion of the award based on our actual performance, pro-rated based on the number of complete months that have lapsed in the first twelve months of the performance period, is deemed payable and dividend equivalents, if any, are calculated on the pro-rated actual number of shares. Under the award agreement relating to our RSUs granted in 2009, if the holder’s employment is terminated by us without cause or by the holder for good reason within one month prior to, or 24 months after, a change of control that is at least six months following the date the RSU was granted, the RSU will fully vest. Under the award agreement relating to our RSUs granted in 2010, if the holder’s employment is terminated by us without cause or by the holder for good reason within one month prior to, or 24 months after, a change of control, the RSU will fully vest unless the change of control occurs during the first year of the vesting period. If the change of control and “double trigger” event occur in the first year of the vesting period, a pro-rated portion of the RSU based on the number of complete months that have lapsed in the first twelve months of the vesting period is deemed payable.

(2)

Mr. Jones’ severance benefits will be paid in accordance with his employment agreement if his employment with us terminates on or before his third anniversary of employment on December 16, 2011. This table shows the value of the severance benefits payable pursuant to his employment agreement. Pursuant to Mr. Jones’ employment agreement, if his employment is terminated by us without cause or by Mr. Jones for good reason within 24 months of a change of control, the RSUs granted to him in January 2009 will fully vest and a prorated portion of performance share awards held by him will be settled based on actual TSR performance.

Under the Executive Severance Program, benefits are payable to each of our executive officers upon a change of control. In general, a change of control is one or more of the following events: (1) any person acquires more than 30% of Clearwater Paper common stock; (2) certain changes are made to the composition of our Board; (3) certain transactions occur that result in our stockholders owning 50% or less of the surviving corporation’s stock; or (4) a sale of all or substantially all of the assets of the company or approval by our stockholders of a complete liquidation or dissolution of the company. A change of control event does not occur upon the approval of stockholders of a merger, consolidation or sale transaction alone, but rather consummation of such a triggering event is also required.

Upon a change of control, the performance period for outstanding performance share awards will be deemed concluded on the effective date of the change of control. As of that date, target awards will be deemed payable and dividend equivalents will be calculated on the target award pro-rated to the extent required under the award agreements.

In addition, other benefits are payable to our executive officers if, within two years following a change of control, one of the following events occurs:

¡	involuntary termination of the employee’s employment for any reason other than death, disability or misconduct;
¡	the company employing the employee ceases to be a participating company in the Executive Severance Program due to a sale of that company to a third party or a spin-off of the company employing the employee, in a transaction that is also a change in control of Clearwater Paper Corporation;
¡

election by the employee to terminate employment upon being required to relocate his or her principal place of business to a place that is 50 miles or more further from the employee’s primary residence than the prior principal place of business; or

¡	separation from service by the employee within 24 months following:
¡	a material reduction in his or her authority or responsibility,
¡	any reduction in his or her base salary, standard bonus opportunity, or long-term incentive opportunity, or
¡	a 15% or greater reduction in his or her aggregate benefits as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees.

No severance benefits are payable in connection with an involuntary termination of employment or a company ceasing to be a participating company in the Executive Severance Program due to a sale or spin-off if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that equivalent in all material respects to the Executive Severance Program.

Upon the occurrence of any of the events described above within two years following a change of control, the following severance benefits are payable to our executive officers:

¡

Cash Severance Payment.    A cash benefit equal to the employee’s base compensation plus his or her base compensation multiplied by his or her standard, or target, bonus percentage, determined as of the date of the change of control or the effective date the employee separates from service, whichever produces the larger amount, multiplied by 3 with respect to our CEO, and 2.5 with respect to all other eligible employees. The cash benefit is subject to a downward adjustment if the employee separates from service within thirty months of his or her normal retirement date and additional service credit for the severance period is added to the pension benefit calculation;

¡

Pro-Rated Bonus.    Award under our annual incentive plan for the fiscal year of termination, determined based on the employee’s target or standard bonus and pro-rated for the number of months during the fiscal year in which the employee was employed;

¡	Benefits Continuation. COBRA premium payments during the number of years equal to the factor described above for continued medical, dental and basic life insurance coverage;
¡	Enhancement of Retirement Benefits.
¡

A lump sum cash benefit equal to the value of that portion of the employee’s “company matching account” in the 401(k) Plan attributable to “company contributions” which is unvested and the unvested portion, if any, of the employee’s “401(k) Plan supplemental benefit” account under the Supplemental Plan;

¡

A lump sum cash benefit equal to the present value of the employee’s “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan, and the Supplemental Plan, respectively, if the employee is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service;

¡	Vacation Pay Enhancement. Unused and accrued vacation notwithstanding whether any minimum service requirement has been met under our vacation policy; and
¡

Gross-Up Payment; If Applicable.    A tax gross-up payment if the employee is subject to an excise tax on his or her change of control benefits. If the change of control benefits are less than $50,000 over the employee’s safe harbor limit, $100,000 in the case of the CEO, then his or her benefits will be reduced to the safe harbor limit to avoid the imposition of the excise tax.

Mr. Jones’ Employment Agreement

We entered into a three year employment agreement with our CEO, Mr. Jones, when we hired him in 2008.

Voluntary Termination by Mr. Jones or Termination by the Company for Cause.    If Mr. Jones terminates his employment for any reason other than good reason, or if he is terminated for cause, he will receive:

¡	Any accrued but unpaid base salary, bonus, vacation and benefits.

Termination due to Death or Disability.    If Mr. Jones’ employment is terminated due to death, or disability, after signing a release of claims, he or his estate will receive:

¡	Any accrued but unpaid base salary, bonus, vacation and benefits;
¡	Pro-rated annual bonus for the termination year under the applicable bonus plan, and paid at the same time as other bonus plan participants;
¡	Immediate vesting of the RSU award granted; and
¡	Settlement of performance share awards, based on our actual performance and paid after the end of the performance period, pro-rated to the extent required under the award agreements.

Involuntary Termination or Termination by Mr. Jones for Good Reason.    Prior to a change in control if we terminate Mr. Jones’ employment for any reason other than cause or disability or if Mr. Jones terminates his employment for good reason, after signing a release of claims, he will receive:

¡	Any accrued but unpaid base salary, bonus, vacation and benefits;
¡	Pro-rated annual bonus for the termination year under the applicable bonus plan and paid at the same time as other bonus plan participants;
¡	24 months of pay continuation (base salary and target bonus);
¡	Continued health plan coverage for the lesser of 24 months or until Mr. Jones is eligible for subsequent employer-provided coverage;
¡	Immediate vesting of his RSU award granted by us;
¡

All vested but unexercised options, if any, to acquire our common stock would remain exercisable through the earlier of the original expiration date of the option or the date which is three months following the separation; and

¡	All of his unvested performance shares, if any, will be immediately cancelled upon termination of employment.

Termination in Connection with a Change of Control.    If, in connection with a change of control, Mr. Jones’ employment is terminated for any reason other than cause, or if he terminates employment for good reason, after signing a release of claims, he will receive:

¡	Any accrued but unpaid base salary, bonus, vacation and benefits;
¡	Pro-rated annual bonus for the termination year under the applicable bonus plan and paid at the same time as other bonus plan participants;
¡	Lump sum payment in the amount equal, before applicable taxes and deductions, to three times the sum of his base salary and target annual bonus in effect at the time of separation;
¡	Continued health plan coverage for three-years or until he is eligible for subsequent employer-provided coverage;
¡	Immediate vesting of all options acquired at least six months prior to the effective date of the change of control, if any;
¡	Pro-rated settlement of performance share award, based on our actual performance;
¡	Immediate vesting of his RSU award granted by us; and
¡

All vested but unexercised options, if any, to acquire our common stock would remain exercisable through the earlier of the original expiration date of the option or the date which is one-year following the separation.

The definition of “change of control” under Mr. Jones’ employment agreement is substantially similar to the definition of “change of control” described above with respect to the Executive Severance Program.

Gross-Up Payment.    If any payment or distribution by us to Mr. Jones or for his benefit, made upon a termination or separation in connection with a change of control, would be subject to an excise tax, then Mr. Jones will be entitled to receive a gross-up payment so that after payment of all income and excise taxes on the gross-up payment, he retains an amount equal to the original excise tax. If his change of control benefits are less than $100,000 over his safe harbor limit, then Mr. Jones benefits will be reduced to the safe harbor limit to avoid the imposition of the excise tax.

Other Potential Payments Upon Termination

In addition to those termination situations addressed above, named executive officers or their beneficiaries are entitled to certain payments upon death, disability or retirement. In 2010 we instituted changes in how performance shares and RSU awards are pro-rated in such situations to tie such awards to a participant’s total compensation in the year in which such awards are made. We made this change to reflect the fact that the target amounts for such awards are determined based on competitive market data and are considered a part of annual compensation.

With respect to performance shares, if the holder’s employment terminates during the performance period because of death, disability, or retirement, the holder, or his or her beneficiary, is entitled to a pro-rated number of the performance shares subject to the award. For awards made prior to 2010, the pro-rated number of performance shares earned is determined at the end of the performance period based on the ratio of the number of completed calendar months the holder is employed during the performance period to the total number of months in the performance period. For awards made in 2010 and after, the pro-rated number of performance shares earned will be determined at the end of the performance period based on the ratio of the number of completed calendar months the holder is employed during the year in which the award is granted to twelve months. The pro-rated number of performance shares, plus dividend equivalents equal to the cash distributions that would have been paid on the shares earned had the recipient owned the shares during the pro-rated period, are paid at the end of the applicable performance period.

With respect to RSUs granted in 2009, if the holder’s employment terminates because of death, disability, or retirement, and the vesting of the holder’s RSUs is to occur in its entirety as of a single date, the holder, or his or her beneficiary, will be entitled to a pro-rated portion of the RSUs based on the completed calendar months the holder was employed during the three-year vesting period of such awards. If the vesting is to occur over a period of time, such as 20%, 20% and 60% over three-years, the holder, or his or her beneficiary, will receive the already vested RSUs as well as the next tranche of RSUs scheduled to vest. For annual RSU awards made in 2010 and after, upon death, disability or retirement, a pro-rated portion of the initial share grant would be paid at the end of the full three-year vesting period, based on the ratio of the number of calendar months the holder was employed during the calendar year in which the award is granted to twelve months.

The following table summarizes the value as of December 31, 2010, that our named executive officers who were employed at such time would be entitled to receive assuming the respective officer’s employment terminated on that date, in connection with death, disability or retirement. No named executive officer employed on such date, with the exception of Mr. DeVleming, was eligible for retirement under the Retirement Plan as of December 31, 2010. As a result, the amounts shown for the other named executive officers in the table reflect amounts they would be entitled to receive in connection only with death or disability.

Name	Cash Severance Benefit	Pro-Rata Annual Bonus (1)(2)	Value of Equity Acceleration (3)(4)	Benefit Continuation	Total
Gordon L. Jones	$0	$881,875	$15,516,815	$0	$16,398,690
Linda K. Massman	$0	$380,990	$3,948,220	$0	$4,329,210
Robert P. DeVleming	$0	$115,081	$4,175,237	$0	$4,290,318
Thomas A. Colgrove	$0	$242,250	$2,092,985	$0	$2,335,235
Michael S. Gadd	$0	$226,048	$2,691,525	$0	$2,917,573

(1)

All named executive officers are entitled to a payment of the pro-rata portion of their bonus, based on the company’s actual performance. As the termination event for purposes of this table is deemed to occur on December 31, 2010, and performance is not determinable on that date, the bonus represented in the table reflects the “target” bonus opportunity. The payout would occur at the same time as other participants.

(2)

Ms. Massman, and Messrs. Jones, Colgrove and Gadd, were not eligible for retirement under the Retirement Plan as of December 31, 2010. As a result, the amounts shown for these named executive officers in this column reflect amounts they would have received in connection with death or disability.

(3)

For purposes of calculating the value of equity acceleration in the table above, all equity awards were calculated using the company’s closing stock price of $78.30 on December 31, 2010. The closing price of our stock on the dates these equity awards were granted was: $10.64 for the RSUs granted in January 2009, $7.17 for the RSUs and performance shares granted in March 2009, and $48.32 for the RSUs and performance shares granted in February 2010. The closing price of our stock on May 14, 2009, the date Mr. Colgrove joined the company and was granted a pro-rata portion of performance shares and RSUs, was $21.84.

(4)	Under Mr. Jones’ employment agreement, if his employment is terminated due to death or disability, then the $500,000 initial RSU award granted to him in January 2009 will fully vest.

Additional Termination or Change of Control Payment Provisions

Annual Incentive Plan.    In the event of a change of control, each participant under our annual incentive plan, including the named executive officers, is guaranteed payment of his or her pro-rated “standard bonus” for the year in which the change of control occurs provided certain other events occur in connection with the participant. With respect to any award earned for the year prior to the year in which the change of control occurs, the participant is guaranteed payment of his or her award based on the performance results for the applicable year. The definition of “change of control” for purposes of our annual incentive plan is substantially similar to the definition of “change of control” described above with respect to the Executive Severance Program, and like certain other benefits under the Executive Severance Program requires a double trigger. Additionally, under our annual incentive plan, upon the death or disability of a participant, the participant or his or her beneficiary or estate, is entitled to a pro-rata portion of the annual bonus based on our actual performance.

Benefits Protection Trust Agreement.    We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change of control the Trust will become irrevocable and within 30 days of the change of control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under our Supplemental Plan; Annual Incentive Plan; Executive Severance Program; Management Deferred Compensation Plan; Deferred Compensation Plan for Directors; the Salaried Severance Plan; Mr. Jones’ Employment Agreement; and certain agreements between us and certain of our former employees. At least annually, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.

COMPENSATION OF DIRECTORS

Our Nominating Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the company, with the objective of recruiting and retaining an outstanding group of directors.

The Nominating Committee, pursuant to the authority granted under its charter, engages Deloitte to advise it on director compensation matters. Deloitte’s assessment was taken into consideration in establishing our current director compensation, which is targeted to be at the median of compensation paid by comparable companies.

2010 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)(1)	StockAwards ($)(2)	All Other Compensation ($)(3)	Total ($)
Fredric W. Corrigan	$68,500	$70,000	—	$138,500
Boh A. Dickey	$108,000	$70,000	$3,000	$181,000
William D. Larsson	$67,000	$70,000	—	$137,000
Michael T Riordan	$73,500	$70,000	—	$143,500
William T Weyerhaeuser (4)	$79,500	$70,000	—	$149,500

(1)	Represents annual retainer fees for 2010, as well as any amounts earned for service as Chair or committee Chair and meeting attendance fees.

(2)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock units granted in 2010. In accordance with FASB ASC Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date. The aggregate number of vested and unvested phantom common stock units credited for service as a director outstanding as of December 31, 2010 for each non-employee director was as follows: Mr. Corrigan - 19,192 units; Mr. Dickey - 19,548 units; Mr. Larsson - 19,548 units; Mr. Riordan - 19,548 units; and Mr. Weyerhaeuser - 26,608 units.

(3)

We pay premiums for accidental death and dismemberment insurance. Premiums paid on each director’s behalf were each less than $10. In 2010, we made two $1,500 donations under our Matching Gifts to Education Program, which matches contributions of up to $1,500 per year made by our directors to eligible educational institutions. One donation matched a $1,500 donation made by Mr. Dickey to an eligible educational institution in 2009 and the other donation matched a donation made by Mr. Dickey to an eligible educational institution in 2010.

(4)

In 2010, Mr. Weyerhaeuser deferred his fees pursuant to our Deferred Compensation Plan for Directors. In connection with these deferrals, we credited 1,397 stock units to Mr. Weyerhaeuser’s account. Such amounts were determined separately for each fee payment, which consists of quarterly meeting fees and pro-rata payments of annual director and Compensation Committee Chair retainer fees, by dividing the aggregate fee amount due by the applicable per share closing stock price pursuant to the plan. These stock units are included in Mr. Weyerhaeuser’s aggregate number of phantom common stock units described in footnote 2 above.

During 2010, one of our directors, Gordon Jones, also served as our President and CEO. As a result, he did not receive compensation for his services as a director during 2010. The compensation received by Mr. Jones is shown in the 2010 Summary Compensation Table provided elsewhere in this proxy statement.

Retainer and Fees

Our outside directors are paid cash compensation at the following rates:

Annual retainer fee	$40,000
Annual retainer fee for Chair or Vice Chair of the Board	$20,000
Annual retainer fee for Chair of the audit committee	$15,000
Annual retainer fee for Chair of each other committee	$5,000
Attendance fee for each Board meeting	$1,500
Attendance fee for each committee meeting	$1,500

We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings as well as educational seminars and conferences.

Directors may defer receiving all or any portion of their fees under the terms of our Deferred Compensation Plan for Directors, or Directors Plan. When a director elects to defer fees, he must elect a payment date or dates for the deferred amount and elect to have the deferred fees converted into phantom common stock units or, if not converted, then credited with annual interest at 120% of the long-term applicable federal rate published by the Internal Revenue Service, with quarterly compounding. The common stock units are credited with amounts in common stock units equal in value to any dividends that are paid on the same amount of common stock.

Long-Term Incentive Awards.    In May 2010, each of our outside directors received an annual equity award with a value of $70,000 that vests after one year of service. These annual awards were granted in the form of phantom common stock units. The common stock units awarded are credited with additional common stock units equal in value to any dividends that are paid on the same amount of common stock. Upon separation from service as a director, the common stock units credited to the director are converted to cash based upon the then market price of the common stock and then paid to the director.

Other Benefits.    We provide coverage for directors under our Director and Officer Liability Insurance Policy and for directors and their spouses under our Accidental Death and Dismemberment Insurance Policy. Directors and their spouses are also eligible to participate in our Matching Gifts to Education Program, which matches contributions of up to $1,500 per year to eligible educational institutions. In 2010, we made two $1,500 matching donations under this program.

Director Stock Ownership Guidelines and Limitations on Securities Trading.    In the interest of promoting and increasing equity ownership by our directors and to further align our directors’ long-term interests with those of our stockholders, we have adopted stock ownership guidelines. Each director must acquire and hold by February 28, 2014, or within five years of his becoming a director, Clearwater Paper Corporation stock with a value of at least $220,000. To meet the requirements, a director must increase his stock holdings in the first two-years he is subject to the guidelines to 40% of the applicable guideline value, and each year thereafter by at least 20% of the value until at least the minimum value is acquired. Shares held in a brokerage account, an account with our transfer agent, or in the form of vested common stock units owned as a result of deferred director fees or annual equity awards paid under our company plans, all count towards the ownership requirement. The value of the shares held by a director will be measured by the greater of the value of the shares at (i) the time acquired or vested or (ii) the applicable annual measurement date, based on the twenty-day average closing price of our stock before that measurement date. All of our directors are in compliance with their current ownership guideline requirement. The stock ownership of all our directors as of February 28, 2011 is presented on page 14. See “Security Ownership of Certain Beneficial Owners and Management.”

Annually a report is presented to the Board detailing each director’s stock ownership and progress toward meeting these guidelines.

Pursuant to our Insider Trading Policy, directors, officers and other employees, are prohibited from engaging in short sales of company securities, purchasing company securities on margin and transactions in puts, calls or other derivatives trading on an exchange in regards to the company securities.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the company’s audited financial statements during the fiscal year 2010 with management and KPMG LLP (“KPMG”) and discussed with KPMG those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on these reviews and discussions with management, KPMG and the company’s internal audit function, the Audit Committee recommended to the Board that the company’s audited financial statements for the fiscal year ended December 31, 2010 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Boh A. Dickey, Chair

William D. Larsson

William T. Weyerhaeuser

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by KPMG LLP in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2009 and 2010 for professional services rendered by KPMG for the audit of our financial statements and other services.

	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees	All Other Fees
2010	$1,478,113	$88,500	$—	$793,268	(3)
2009	$973,973	$145,249	$—	$—

(1)

Audit fees represent fees for the audit of our annual financial statements, the audit of internal controls over financial reporting and reviews of the quarterly financial statements. Also included for 2010 are fees paid to KPMG for audit services performed in connection with our 2010 debt offering and acquisition of Cellu Tissue.

(2)	Audit-related fees represent fees for the audit of our defined benefit plans and the audit of the Annual Reports on Form 11-K.

(3)	Comprised of fees paid to KPMG for advisory services performed in connection with our acquisition of Cellu Tissue.

We have adopted a policy relating to independent auditor services and fees, which provides for pre-approval of audit, audit-related, tax and other specified services on an annual basis. Under the terms of the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

GENERAL INFORMATION

Stockholder Proposals for 2012

The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2012 Annual Meeting is December 1, 2011. Stockholder nominations for director and other proposals that are not to be included in such materials must be received by the company between January 10, 2012 and February 9, 2012. A stockholder’s notice relating to such a nomination or proposal must set forth the information required by our Bylaws. A copy of our Bylaws is available for downloading or printing by going to our web site at www.clearwaterpaper.com, and selecting “Investor Relations,” and then “Corporate Governance.”

Annual Report and Financial Statements

A copy of our 2010 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2010, was made available along with this proxy statement and other voting materials and information on the website www.proxyvote.com. You may view a copy of the 2010 Annual Report by going to http://ir.clearwaterpaper.com/ and then selecting “Financial Information & SEC Filings” or request one by selecting “Contact Us”.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2010.

Copies of Corporate Governance and Other Materials Available

The Board of Directors has adopted various corporate governance guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our web site at www.clearwaterpaper.com, by selecting “Investor Relations” and then “Corporate Governance.”

¡	Restated Certificate of Incorporation
¡	Amended and Restated Bylaws
¡	Corporate Governance Guidelines
¡	Code of Business Conduct and Ethics
¡	Code of Ethics for Senior Financial Officers
¡	Audit Committee Charter
¡	Compensation Committee Charter
¡	Nominating and Governance Committee Charter

PROPOSAL 1—ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines.

Each nominee is now a member of the Board. If either nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring in 2014

Fredric W. Corrigan

Age 68, a director since January 2009.

William T. Weyerhaeuser

Age 67, a director since December 2008.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each nominee for director listed in Proposal 1.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

We recommend a vote FOR this proposal.

Based upon its review of KPMG LLP’s (KMPG) qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2011.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. The listing standards of the New York Stock Exchange provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2011 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PROPOSAL 3 – “SAY-ON-PAY” ADVISORY

VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends a vote FOR the proposal.

This Proposal 3, which is commonly referred to as a “say-on-pay” vote, provides you with the opportunity to advise our Board of Directors and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement on pages 18-33. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

As described in detail in the Executive Compensation Discussion and Analysis section, our executive compensation programs are designed to attract, retain, motivate and reward our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the company’s achievement of financial performance targets as well as their individual achievement of specific strategic and corporate goals on an annual basis and for realization of increased stockholder return on a long-term basis. In 2010, we sought, and received, approval from our stockholders of our Annual Incentive Plan and our Stock Incentive Plan pursuant to which we administer our long-term incentive program. The award opportunities we provide under those plans constitute a majority of compensation that we provide to our executives.

Our Compensation Committee, which is comprised of independent directors and engages an independent compensation consultant to advise on the design of our compensation programs, oversees our executive compensation and benefits programs. The Committee approves the performance measurements and targets for our executive officers’ incentive pay as well as annually reviews and approves their compensation packages. Highlights of our executive compensation philosophy and objectives include:

•	targeting our executive compensation levels to be at or near the median of compensation paid by comparable companies with the opportunity to reward above the median for outstanding performance;

•	providing a significant portion of our executive officers’ total compensation as “at-risk” compensation dependent on the achievement of target levels of performance;

•

providing long-term incentive awards to our chief executive officer solely, and to our other executive officers primarily, in the form of performance shares that are contingent upon total stockholder return in order to align our executives’ interests with those of our stockholders;

•

setting threshold performance levels below which no annual or long term performance based incentive payments are to be made and setting caps on the aggregate amount of incentive compensation that can be paid under our plans;

•	establishing stock ownership guidelines that require our executive officers to obtain and maintain certain levels of ownership in our stock to align their interests with those of our stockholders; and

•	providing a clawback right under our stock incentive plan that provides the company the right to cancel, adjust or require the repayment of equity awards upon a restatement.

In 2010 we had strong operational performance and financial results, we increased our net sales by 9.8% compared to 2009, and our stock price increased by over 44%. In addition, since our becoming a stand-alone public company in December 2008, our executive team has successfully managed our company through turbulent economic times, while at the same time developing and executing on an expansion strategy that has resulted in the initiation of construction of a tissue manufacturing facility in North Carolina and the acquisition of Cellu Tissue Holdings, Inc. The Compensation Committee believes our executive compensation programs were instrumental in helping us achieve these strong financial results and significant corporate development milestones, and demonstrate the alignment of our executives’ compensation with the long-term interests of our stockholders.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The say-on-pay vote is not binding on the company, our Compensation Committee or our Board of Directors. We value, however, the opinions of our stockholders and the Compensation Committee will take into account the result of the vote when determining future executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4 – ADVISORY VOTE ON THE

FREQUENCY OF SAY-ON-PAY VOTE

The Board of Directors recommends a vote to conduct an

advisory vote on executive compensation every THREE YEARS.

This Proposal 4 provides our stockholders an advisory vote on whether the frequency with which we should hold a say-on-pay vote should be once every one, two, or three years. Alternatively, stockholders may choose to abstain.

Our Board of Directors and Compensation Committee believe that having a say-on-pay vote once every three years, or triennially, is the best approach for the company based on the following considerations:

•

The Compensation Committee carefully reviews changes to our executive compensation program to maintain the consistency, credibility and effectiveness of the program, which are important in attracting, motivating and retaining our executive officers. Accordingly, we believe that a triennial say-on-pay vote provides an appropriate timeframe to allow the Committee and management sufficient time to:

¡	seek and thoughtfully respond to stockholder input;
¡

design, communicate and implement any appropriate changes to our executive compensation program in light of the time that could be involved in making changes, such as stockholder approval of incentive plans or amendments thereto; and

¡	assess the effectiveness of any changes made and make any adjustments;

•

In order to align our executive officers’ interests with those of our stockholders, each year we award a significant amount of their compensation in the form of performance shares that are contingent upon total stockholder return measured against peer companies over a three-year period and restricted stock units that vest over a three-year period. Accordingly, we believe a triennial vote would align more closely with the three-year measurement period of our performance shares and three-year vesting period of our restricted stock units and allow stockholders to evaluate our executive compensation programs over a similar time-frame and with the benefit of knowing our long-term performance record;

•

The say-on-pay vote occurs in the middle of the year, well after the Compensation Committee has made decisions and awards under our executive compensation programs. Because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to make changes to our executive compensation programs in response to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. Furthermore, any changes to our executive compensation program that are designed to be responsive to stockholder concerns would not be fully disclosed and reflected in the compensation disclosures in our proxy statement until the second year following an unfavorable stockholder vote;

•

In 2010, our management undertook significant expansion efforts through both the initiation of construction of a major new tissue manufacturing facility and our acquisition of Cellu Tissue Holdings, Inc. We believe a say-on-pay vote every three years will provide stockholders sufficient time to evaluate and vote on the effectiveness of our compensation programs relative to these long-term expansion efforts and the overall business performance of the company; and

•

Our stockholders have the opportunity to provide additional feedback on important matters involving executive compensation even in years when no say-on-pay vote occurs. For example, the adoption of new equity compensation plans or material revisions thereto require a stockholder vote as do executive compensation plans for Section 162(m) compliance purposes, such as the vote at our 2010 Annual Meeting on our stock incentive plan and annual incentive plan. In addition, as described above under the heading “Communications with Directors,” stockholders may provide additional feedback to our Board of Directors even in years when the say-on-pay vote does not occur.

Because this proposal seeks the input of our stockholders and provides our stockholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote once every three years, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board’s recommendation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO

CONDUCT A SAY-ON-PAY VOTE EVERY THREE YEARS.

CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your notice of internet availability or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32013-P04818-Z54531                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEARWATER PAPER CORPORATION
The Board of Directors recommends a vote FOR the election of two Directors to serve until the 2014 Annual Meeting of Stockholders.

Vote on Directors

Proposal 1 -	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Fredric W. Corrigan	☐	☐	☐

	1b. William T. Weyerhaeuser	☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR Proposal 2.						For	Against	Abstain

Proposal 2 -	Ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2011.					☐	☐	☐

The Board of Directors recommends a vote For Proposal 3.

Proposal 3 -	Say-on-Pay advisory vote.					☐	☐	☐

The Board of Directors recommends a vote for a frequency of THREE years on Proposal 4.					1 Year	2 Years	3 Years	Abstain

Proposal 4 -	Frequency of say-on-pay advisory vote.				☐	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-3 AND FOR A FREQUENCY OF THREE YEARS ON PROPOSAL 4.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

☐    FOLD AND DETACH HERE    ☐

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M32014-P04818-Z54531

PROXY

Proxy for Annual Meeting of Stockholders to be Held May 9, 2011, at 9:00 a.m. local time (Pacific)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CLEARWATER PAPER CORPORATION

The undersigned hereby appoints Gordon L. Jones, Linda K. Massman and Michael S. Gadd, as proxies with full power in each to act without the others and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Clearwater Paper Corporation to be held on May 9, 2011, or at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE, FOR PROPOSALS 2 and 3 AND FOR A FREQUENCY OF THREE YEARS FOR PROPOSAL 4.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR RETURN IT TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717.)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32015-P04818-Z54531                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLEARWATER PAPER CORPORATION
The Board of Directors recommends a vote FOR the election of two Directors to serve until the 2014 Annual Meeting of Stockholders.

Vote on Directors

Proposal 1 -	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Fredric W. Corrigan	☐	☐	☐

	1b. William T. Weyerhaeuser	☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR Proposal 2.						For	Against	Abstain

Proposal 2 -	Ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2011.					☐	☐	☐

The Board of Directors recommends a vote For Proposal 3.

Proposal 3 -	Say-on-Pay advisory vote.					☐	☐	☐

The Board of Directors recommends a vote for a frequency of THREE years on Proposal 4.					1 Year	2 Years	3 Years	Abstain

Proposal 4 -	Frequency of say-on-pay advisory vote.				☐	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-3 AND FOR A FREQUENCY OF THREE YEARS ON PROPOSAL 4.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

☐    FOLD AND DETACH HERE    ☐

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M32016-P04818-Z54531

PROXY

Proxy for Annual Meeting of Stockholders to be held May 9, 2011, at 9:00 a.m. local time (Pacific)

On behalf of The Board of Directors of Clearwater Paper Corporation, this proxy is solicited from participants in the Clearwater Paper Corporation 401(K) Plans. The shares will be voted as directed by you, but if not otherwise directed, FOR each director nominee and FOR Proposals 2-3 and for a frequency of THREE years on proposal 4. If you do not return this voting instruction form or vote by telephone or Internet, the Trustee (Mercer Trust Company) must vote the Plan shares in the same proportion as voted by other Plan participants.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)